UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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COMPUWARE CORPORATION
(Name of Registrant as Specified In Its Charter)

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SEC 1913 (02-02)

COMPUWARE CORPORATION Corporate Headquarters ONE CAMPUS MARTIUS DETROIT, MICHIGAN 48226-5099 (313) 227-7300	July 15, 2009

Dear Compuware Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Compuware Corporation at 3:00 p.m., Eastern time, on Tuesday, August 25, 2009. The meeting will be held at Compuware’s corporate offices, One Campus Martius, Detroit, Michigan 48226-5099.

We are pleased again this year to furnish our proxy materials to shareholders on the Internet as permitted by Securities and Exchange Commission rules, which allow us to provide our shareholders with the information they need in a more convenient manner while lowering cost of delivery and reducing environmental impact. As a result, we are mailing our shareholders on or about July 15, 2009 a Notice of Internet Availability of Proxy Materials. This notice contains instructions for accessing our proxy statement and annual report, for voting over the Internet and for requesting printed copies of the proxy materials. As in past years, shareholders who have consented to do so will receive the proxy materials, including voting instructions and links to the annual report and proxy statement on the Internet, by e-mail. We will mail printed copies of the proxy materials to shareholders who request them or who have previously indicated their preference for printed copies.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You may wish to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

Please indicate in the space provided on the proxy card whether you plan to attend the meeting, or press the appropriate key if voting by telephone or by Internet. If your shares are currently held in the name of your broker, bank or other nominee and you wish to attend the meeting, you must either bring your “Important Notice Regarding the Availability of Proxy Material” to the meeting or you must bring a letter from your broker, bank or other nominee indicating that you are the beneficial owner of a stated number of shares of stock as of the June 30, 2009 record date. This will help us determine whether you are permitted to attend the meeting. You must be a Compuware shareholder or the named representative of a Compuware shareholder to attend the meeting. You must also obtain a legal proxy if you desire to vote at the meeting and your shares are held in the name of your broker, bank or another nominee.

Your vote is important. Whether you plan to attend the meeting or not, we urge you to vote your shares by completing, signing and returning your proxy card or by telephone or Internet, as soon as possible. This will ensure that your shares are voted in the event you are unable to attend the meeting. You may, of course, revoke your proxy and, if you are a shareholder of record, vote in person at the meeting if you so desire.

Sincerely,

Peter Karmanos, Jr.
Chairman and Chief Executive Officer

NOTICE OF THE 2009 ANNUAL MEETING OF SHAREHOLDERS To Be Held August 25, 2009
PROXY STATEMENT 2009 Annual Meeting of Shareholders
(1) ELECTION OF DIRECTORS
(2) RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(3) RATIFICATION OF RIGHTS AGREEMENT
SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS
CORPORATE GOVERNANCE
COMPENSATION OF EXECUTIVE OFFICERS
OTHER MATTERS
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2010 ANNUAL MEETING OF SHAREHOLDERS

COMPUWARE CORPORATION
One Campus Martius
Detroit, Michigan 48226-5099

NOTICE OF THE 2009 ANNUAL MEETING OF SHAREHOLDERS
To Be Held August 25, 2009

To the Shareholders:

This is our notice to you that the 2009 Annual Meeting of Shareholders of Compuware Corporation will be held at our corporate offices, One Campus Martius, Detroit, Michigan 48226-5099, on Tuesday, August 25, 2009 at 3:00 p.m., Eastern time, to consider and act upon the following matters:

(1)	The election of nine directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)	A non-binding resolution to ratify the appointment of Deloitte & Touche LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2010;

(3)	A non-binding resolution to ratify the Rights Agreement, dated October 25, 2000, as amended on February 2, 2009; and

(4)	Such other business as may properly come before the meeting.

Only shareholders of record at the close of business on June 30, 2009 will be entitled to vote at the meeting.

We call your attention to the attached Proxy Statement. We request that you vote your shares and indicate whether you plan to attend the meeting by either signing, dating and returning the proxy card in the enclosed envelope or by using the other voting mechanisms described in the Proxy Statement. If you attend the meeting and are a shareholder of record, you may vote your shares in person at the meeting.

Due to space configurations at our headquarters, it may be necessary for us to use an additional conference room at this year’s meeting to accommodate all shareholders who wish to attend.

A copy of the 2009 Annual Report for the fiscal year ended March 31, 2009, accompanies this notice. The Proxy Statement and the 2009 Annual Report of Compuware are also available at:

http://investor.compuware.com/annuals.cfm

By Order of the Board of Directors,

Daniel S. Follis, Jr., Secretary

Detroit, Michigan
July 15, 2009

COMPUWARE CORPORATION

PROXY STATEMENT
2009 Annual Meeting of Shareholders

INTRODUCTION

This Proxy Statement and the accompanying materials are furnished in connection with the solicitation of proxies by the Board of Directors of Compuware Corporation. The proxies are being solicited for use at the 2009 Annual Meeting of Shareholders to be held at 3:00 p.m., Eastern time, on Tuesday, August 25, 2009, at the headquarters of Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099, and at any adjournment of that meeting. The proxies are being solicited from holders of our common shares, par value $.01 per share. We expect this Proxy Statement, the accompanying materials and a Notice of Internet Availability of Proxy Materials will be first made available to shareholders on or about July 15, 2009.

We urge you to vote your shares promptly to make certain your vote will be counted at the meeting. There are different ways you may cast your vote:

•	If you received a Notice of Internet Availability of Proxy Materials, you may vote over the Internet by following the instructions provided in that notice.

•	If you received printed copies of the proxy materials, you may vote by completing your proxy card or voting information card and returning it by mail or by following the instructions provided on the proxy card or voting information card about how to vote over the Internet or by telephone.

•	If you are attending the annual meeting and you are a shareholder of record, you may complete a ballot at the meeting. If your shares are held in “street name” (held for your account by a broker, bank or other nominee), contact the broker, bank or other nominee that holds your shares to obtain a legal proxy and bring it with you to the meeting. To be able to vote shares you hold in street name at the meeting, you must have a legal proxy from your broker, bank or other nominee issued in your name giving you the right to vote the shares. You will not be able to use the Notice of Internet Availability of Proxy Materials or the proxy card enclosed with printed copies of the proxy materials for this purpose.

If you give a proxy, you may revoke it at any time before it is voted by:

•	giving our Secretary a written notice of revocation that is dated later than the proxy card;

•	signing a later-dated proxy card relating to the same shares and delivering it to the transfer agent;

•	voting again by telephone or Internet (prior to August 24, 2009 at 11:59 p.m., Eastern time), since only your latest vote will be counted; or

•	attending the Annual Meeting and voting in person, if you are a shareholder of record.

Your attendance at the Annual Meeting of Shareholders will not in and of itself revoke your proxy. A written notice of revocation must be sent to: Secretary, Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099.

References in this Proxy Statement to fiscal 2009 mean the 12 months ended March 31, 2009, and references to we, us or the Company are to Compuware Corporation.

Holders of record of our common shares at the close of business on June 30, 2009 are entitled to notice of the 2009 Annual Meeting of Shareholders and to vote at the meeting. On June 30, 2009, we had 237,828,375 outstanding common shares, our only class of stock outstanding. Each of these shares is entitled to one vote on each matter submitted for a vote at the meeting. The presence, either in person or by proxy, of the holders of at least a majority of these outstanding common shares is necessary to constitute a quorum at the 2009 Annual Meeting of Shareholders. Shares relating to abstentions, broker non-votes and withheld votes will be counted for purposes of determining the presence of a quorum.

All valid proxies that are properly executed and submitted in time for the meeting will be voted as specified in the proxy. If no specification is made, the proxies will be voted FOR the election as directors of the nominees listed, FOR the proposal to ratify the appointment of Deloitte & Touche LLP and FOR the proposal to ratify the Rights Agreement, as amended.

If any other matters requiring a shareholder vote properly come before the meeting, the persons appointed as proxies will vote on such matters in accordance with their best judgment to the extent permitted by law.

(1) ELECTION OF DIRECTORS

Nominees

Our Board of Directors proposes that the nine director-nominees named in the following summary be elected as our directors, each to hold office until the 2010 Annual Meeting of Shareholders and until his or her successor is elected and qualified. If a quorum is present, the nine nominees receiving the greatest number of votes cast at the meeting or its adjournment will be elected. Withheld votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast and will therefore have no effect on the election.

All nominees for election have indicated their willingness to serve, if elected. If any of them is unable or declines to serve as a director, the proxy holders intend to vote the proxies in accordance with their best judgment for the election of another person nominated in accordance with our Bylaws.

A brief summary of each nominee’s principal occupation and other information follows:

Peter Karmanos, Jr.

Mr. Karmanos, age 66, one of our founders, has served as a director since our inception in April 1973, as our Chairman of the Board since November 1978 and as our Chief Executive Officer since July 1987. Mr. Karmanos was our President from October 2003 to March 2008. Mr. Karmanos is also a director of Taubman Centers, Inc. and Worthington Industries, Inc., serving on the Compensation Committees of both boards.

Dennis W. Archer

Mr. Archer, age 67, has served as one of our directors since January 2002. Mr. Archer has been a partner and Chairman of the law firm of Dickinson Wright PLLC since January 2002. The law firm serves as counsel to us. Mr. Archer served as Mayor of the city of Detroit, Michigan from January 1994 through December 2001 and as an Associate Justice of the Supreme Court of the State of Michigan from 1986 to 1990. Mr. Archer is a past President of the National League of Cities and the American Bar Association and the former Chairman of the Detroit Regional Chamber. He is currently a director of Johnson Controls, Inc., serving on its Compensation Committee, and Masco Corporation, serving on its Audit Committee.

Gurminder S. Bedi

Mr. Bedi, age 61, has served as one of our directors since October 2002. Mr. Bedi is a private investor. He served as Vice President of Ford Motor Company from October 1998 through his retirement in December 2001. Mr. Bedi served at Ford Motor Company in a variety of other managerial positions for more than 30 years. Mr. Bedi is a director of KEMET Corporation, serving on its Audit and Compensation Committees, and Actuant Corporation, serving on its Compensation Committee.

William O. Grabe

Mr. Grabe, age 71, has served as one of our directors since April 1992. Mr. Grabe is a Managing Director of General Atlantic LLC, a private equity firm that provides capital for global growth companies, and has been affiliated with General Atlantic LLC and its predecessors since April 1992. Mr. Grabe is also a director of Infotech Enterprises Limited, Lenovo Group Limited (serving on its Compensation Committee), Patni Computer Systems, Gartner, Inc. and AKQA Holdings, Inc.

William R. Halling

Mr. Halling, age 70, has served as one of our directors since October 1996. He is a private investor. Mr. Halling is also a director of Detroit Legal News, serving on its Audit and Compensation Committees. He served as the President of The Detroit Economic Club from May 1995 through March 2002. Mr. Halling is a certified public accountant and is the Company’s “audit committee financial expert,” as defined by the rules and regulations of the Securities and Exchange Commission (the “SEC”). Mr. Halling served as a member of the board of directors for KPMG LLP from October 1990 through June 1993 and as Managing Partner of its Michigan/Toledo business unit from August 1986 through June 1993.

Faye Alexander Nelson

Ms. Nelson, age 56, has served as one of our directors since October 2002. Ms. Nelson is President and Chief Executive Officer of the Detroit Riverfront Conservancy, Inc., a non-profit organization formed to develop and maintain the public space along Detroit’s riverfront. Prior to joining the Conservancy in November 2003, Ms. Nelson was the Vice President of Government Affairs for Wayne State University. Prior to joining Wayne State in February 1996, Ms. Nelson was employed by Kmart Corporation for 15 years where she served as Corporate Attorney and Director for Government Affairs. Ms. Nelson serves on the board of several community, civic and economic development organizations, including the Michigan Economic Growth Authority, University of Detroit Mercy and TechTown.

Glenda D. Price

Dr. Price, age 69, has served as one of our directors since October 2002. Dr. Price served as the President of Marygrove College from 1998 through June 2006 and is currently President Emeritus. Prior to assuming her responsibilities at Marygrove, Dr. Price was the Provost at Spelman College in Atlanta. Dr. Price has held positions as faculty and administrator at several academic institutions, as well as practicing as a clinical laboratory scientist. Dr. Price currently serves on the board of several community, civic and educational organizations, including the Detroit Symphony Orchestra, Focus: HOPE and the Michigan Colleges Foundation.

W.	James Prowse

Mr. Prowse, age 66, has served as one of our directors since December 1986. Mr. Prowse has been a private investor since he left the Company in 1999. He began his employment with us in 1984 and served as our Executive Vice President from February 1998 until March 1999. From January 1992 through January 1998, Mr. Prowse served as our Senior Vice President. Since November 2008, Mr. Prowse has performed consulting and advisory services for the Company under an independent contractor agreement. Please see the section titled “Compensation Committee Interlocks and Insider Participation” for further discussion of Mr. Prowse’s independent contractor agreement.

G.	Scott Romney

Mr. Romney, age 68, has served as one of our directors since January 1996. Mr. Romney has been a partner at Honigman Miller Schwartz and Cohn LLP, a law firm, since 1977. The law firm serves as counsel to us.

The Board of Directors unanimously recommends a vote FOR these nominees.

(2) RATIFICATION OF APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“Deloitte”) has acted as our independent registered public accounting firm since fiscal 1991, and audited our consolidated financial statements for fiscal 2009. Subject to the shareholders’ ratification, the Audit Committee has selected Deloitte to be our independent auditors for the fiscal year ending March 31, 2010. Before appointing Deloitte as our independent auditors to audit our books and accounts for the fiscal year ending March 31, 2010, the Audit Committee carefully considered the firm’s qualifications as our independent auditors. Deloitte is registered by the Public Company Accounting Oversight Board as a registered public accounting firm.

Representatives from Deloitte are expected to be present at the 2009 Annual Meeting of Shareholders and will have the opportunity to make a statement at the meeting if they desire to do so. Their representatives will also be available to respond to appropriate questions.

As a matter of good corporate practice, we are asking our shareholders to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for fiscal 2010. The affirmative vote of a majority of the votes cast by the holders of shares of the Company’s common stock entitled to vote is required to ratify the appointment of the independent registered public accounting firm. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes counted toward this vote.

If the shareholders fail to ratify the appointment of Deloitte, the Audit Committee would reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines such a change would be in our shareholders’ best interests.

The Board of Directors unanimously recommends a vote FOR ratifying the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the Company’s fiscal 2010 consolidated financial statements.

Independent Auditor Fees

The following table sets forth the fees billed by Deloitte for services rendered to the Company for the last two fiscal years.

Fee Category	Fiscal 2009 Fees	Fiscal 2008 Fees

Audit fees	$2,398,677	$2,276,568
Audit-related fees	204,000	0
Tax fees	918,799	1,503,601
All other fees	9,000	7,500

Total fees	$3,530,476	$3,787,669

Audit Fees

The aggregate audit fees billed by Deloitte were for professional services rendered for the audit of our annual financial statements and the reviews of the interim financial statements included in our Forms 10-Q. The amounts in the table include $540,000 and $578,250 in fiscal 2009 and 2008, respectively, for services relating to Deloitte’s audits of the effectiveness of internal controls over financial reporting.

Audit-Related Fees

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” In fiscal 2009, these fees were for professional services rendered for the financial statement audit of our Covisint subsidiary.

Tax Fees

The aggregate fees billed by Deloitte for tax-related services were for professional services for international, federal, state and local tax compliance, tax advice and tax planning.

All Other Fees

The aggregate fees billed by Deloitte for services other than those covered under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were for a subscription to their accounting research database.

Policy for Pre-Approval of Audit and Non-Audit Services

All audit services and all non-audit services our independent auditors are permitted to perform for us under applicable federal securities regulations must be approved by the Audit Committee pursuant to its pre-approval policy. As permitted by the applicable regulations, the Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditors and pre-approval of specified categories of engagements. The policy provides that the duty to pre-approve may be delegated to one or more designated members of the Audit Committee, with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting.

All engagements of the independent auditor to perform any audit services and non-audit services have been approved by the Committee in accordance with the policy. The policy has not been waived in any instance.

In its review of non-audit services and its appointment of Deloitte to serve as the Company’s independent registered public accounting firm for fiscal 2010, the Audit Committee considered whether the provision of such services is compatible with maintaining Deloitte’s independence. The Audit Committee reviewed and considered the nature of the non-audit services provided by Deloitte to Compuware management and determined the services were permitted under the rules and regulations concerning auditor independence issued by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules issued by the American Institute of Certified Public Accountants, and does not consider the provision of such services by Deloitte to be incompatible with the maintenance of Deloitte’s independence.

(3) RATIFICATION OF RIGHTS AGREEMENT

Background

The Company is a party to a Rights Agreement with Computershare Trust Company N.A. (formerly known as Equiserve Trust Company, N.A.), as rights agent, dated as of October 25, 2000 (as amended and as ratified by shareholders on August 22, 2006, the “Rights Agreement”). On February 2, 2009, the Company amended the Rights Agreement to change the “Final Expiration Date,” as defined in the Rights Agreement, from May 9, 2009 to May 9, 2012. The Board’s decision to amend the Rights Agreement was not made in response to, or in anticipation of, any acquisition proposal, and is not intended to prevent a non-coercive takeover bid from being made for the Company or to keep management or the directors in office.

Shareholders are being asked to vote to ratify the Rights Agreement in connection with the recent extension of its term in an effort to determine the viewpoint of shareholders on the advisability of the Rights Agreement. Ratification of the Rights Agreement requires the affirmative vote of a majority of the votes cast on the matter by the shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes cast and will have no effect on the outcome of the vote. If the Rights Agreement is not ratified by shareholders as proposed, the Board intends to reevaluate the Rights Agreement and determine whether it believes the Rights Agreement in its current form continues to be in the shareholders’ best interests. The Board may, as a result of such reevaluation and determination, terminate the Rights Agreement, modify the terms of the Rights Agreement or allow the Rights Agreement to remain in place.

Over the last 25 years, hundreds of corporations have adopted similar agreements as an anti-takeover device in an attempt to defend against abusive or otherwise undesirable attempts to acquire control, such as:

•	taking control through open-market purchases without giving the shareholders a control premium for their shares or the protections of the federal tender offer rules;

•	attempting to acquire the company at a time when the company’s common stock is undervalued and at a price that is less than the stock’s intrinsic value; and

•	attempting, through a partial tender offer, to acquire a majority interest in the company and then forcing the remaining public shareholders to accept cash and/or securities of lesser value.

The Rights Agreement discourages such attempts by making an acquisition of the Company that is not approved by the Company’s Board prohibitively expensive for the acquiror by significantly diluting the acquiror’s stock interest in the Company and increasing the number of shares of common stock that would have to be acquired. If the acquiror accumulates 20 percent or more of the Company’s common stock, each right granted under the Rights Agreement (“Right”) would permit the Right holder to acquire newly issued shares of common stock of the Company or, in certain circumstances, the acquiror at a price equal to half the market value for the $40.00 exercise price of the Rights. For example, for a shareholder who owned 100 common shares (with 100 Rights attached) at the time an acquiror acquired 21 percent of the outstanding common stock, assuming a market value of the common stock at that time of $10.00 per share, the shareholder’s Rights would permit the shareholder to acquire a total of 800 shares of common stock ($40 exercise price divided by $5 (50 percent of the $10 market value) times 100 Rights equals 800 shares) for $5.00 per share or a total purchase price of $4,000. Rights held by the acquiror and by certain related persons and transferees would become void. However, before an acquiror acquires more than 20 percent of the outstanding common stock, the Rights may be redeemed by the Board or, in certain circumstances by the shareholders, or the terms of the Rights may be modified by the Board to, among other things, exempt a particular acquiror from the dilutive effects of the Rights. These provisions have the effect of encouraging potential acquirors to negotiate with the Board before acquiring 20 percent or more of the common stock so that the Board may redeem or modify the Rights as part of an acquisition without triggering the dilutive effects of the Rights.

The Board believes that the Rights Agreement is in the best interests of the Company’s shareholders because it:

•	Provides a way for the Board to defend shareholders against abusive tactics used to gain control of the Company without paying all shareholders a fair premium, and to ensure that all Company shareholders are treated fairly and equally in an acquisition of the Company;

•	Encourages anyone seeking to acquire control of the Company to negotiate in good faith with the Board and gives the Board significant negotiating power on behalf of the shareholders. This enables the Board to negotiate a fair premium for shareholders that is consistent with the intrinsic value of the Company and to block any transaction by an acquiror who is unwilling to pay a fair price (subject to the shareholders’ right to redeem the Rights under certain circumstances described below);

•	Slows the process by which a potential acquiror may gain control of the Company, thereby affording the Board additional time to evaluate a proposed transaction and, if necessary, seek alternative transactions or implement other courses of action to maximize shareholder value;

•	Provides the Board with the ability to run an effective auction of the Company or other sale process, where the Board has decided to sell the Company, and to protect a negotiated transaction from interlopers once the auction or other sale process is completed;

•	Reduces the likelihood that a potential acquiror who is unwilling to pay a sufficient premium will attempt to acquire the Company by means of an open market accumulation, a partial bid for the Company, a front-end loaded tender offer or other coercive or unfair takeover tactics, since it limits the size of the position the acquiror may take without the concurrence of the Board; and

•	Does not prevent the making of unsolicited offers or the acquisition of the Company at a full and fair price since the existence of the Rights Agreement does not eliminate the Board’s responsibility to consider acquisition proposals in a manner consistent with the directors’ fiduciary duties to shareholders.

Summary of Rights Agreement

The following is a summary of the material terms of the Rights Agreement. The statements below are only a summary, and we refer you to the full text of the Rights Agreement in its original form, which was filed as an exhibit to Form 8-A filed with the SEC on October 26, 2000; Amendments No. 1 and 2 to the Rights Agreement, which were filed with the SEC as exhibits to the Company’s Form 8-K on May 11, 2006; and Amendment No. 3 which was filed with the SEC as an exhibit to the Company’s Form 8-K on February 3, 2009. Each statement in this summary is qualified in its entirety by reference to these documents.

General

Currently, under the terms of the Rights Agreement, each share of common stock outstanding has one Right attached to it, so that the purchase of a share of common stock is also a purchase of the attached Right. Certificates representing the Company’s common stock also represent the attached Rights. The Rights are not currently exercisable or separately tradable.

After the “Distribution Date,” which is described below, each Right will become separately tradable and initially will entitle the holder to purchase from the Company one two-thousandth of a share of Series A Junior Participating Preferred Stock (the “Preferred Shares”) at a price of $40.00 (the “Purchase Price”), subject to adjustment. Each one two-thousandth of a Preferred Share has rights that are roughly equivalent to one share of common stock. If certain circumstances occur as discussed below, the Rights would instead entitle their holders to purchase common stock of the Company or an acquiror. The Rights will expire at the close of business on May 9, 2012 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed as described below.

Events Causing Exercisability and Separate Transferability

A “Distribution Date” will occur and the Rights will become exercisable and separately tradable upon the earlier of:

(1) the first public announcement that a person or group (other than the Company, any subsidiary, or a benefit plan of the Company or its subsidiaries), has acquired, or obtained the right to acquire, except under limited circumstances, beneficial ownership of 20 percent or more of the outstanding common stock; or

(2) the close of business on the tenth business day (or such later date as the Company’s Board of Directors may determine) after the commencement of, or a public announcement of an intention to commence (which tender offer is not terminated within such ten business days), a tender or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (as defined in the following).

Generally, a person or group whose acquisition of common stock causes a Distribution Date pursuant to clause (1) above (including pursuant to the completion of a tender or exchange offer described in (2)) is an “Acquiring Person.” As soon as practicable following the Distribution Date, separate Right certificates will be mailed to holders of record of the common stock as of the close of business on the Distribution Date.

Events Causing Adjustment of the Shares Acquirable Upon Exercise or the Purchase Price

Generally, if any person becomes an Acquiring Person, each holder of a Right, other than the Acquiring Person (and any affiliates and certain transferees), will then have the right to receive upon exercise and payment to the Company of the Purchase Price, instead of one-two thousandth of a Preferred Share, that number of shares of Company common stock having an average market value equal to two times the Purchase Price. Any Rights that are beneficially owned by any Acquiring Person (or any affiliate or certain transferees) will be null and void. In other words, the Rights holders, other than the Acquiring Person and certain others, may at that time purchase Company common stock at a 50 percent discount.

Alternatively, in the event that, after the first public announcement that a person or group has become an Acquiring Person, the Company is a party to a merger, statutory share exchange or sale of more than 50 percent of the Company’s assets or earning power in a transaction with an Acquiring Person or certain specified related parties or in which all holders of Company common stock are not treated alike, then each holder of a Right (except Rights that have been voided as set forth previously) shall have the right to receive upon exercise and payment to the Company of the Purchase Price, instead of one-two thousandth of a Preferred Share, common shares of the acquiring or surviving company having an average market value equal to two times the Purchase Price. In other words, the Rights holders, other than the Acquiring Person and certain others, may at that time purchase the acquiring or surviving company’s common shares at a 50 percent discount.

The Purchase Price payable and the number of shares issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution upon the occurrence of specified events affecting the Preferred

Shares. The number of outstanding Rights and the Purchase Price are also subject to adjustment in the event of a stock dividend on the common stock payable in common stock or subdivisions or combinations of the common stock occurring before the Distribution Date.

Redemption of the Rights

At any time before a person becomes an Acquiring Person, the Board may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the “Redemption Price”), payable in cash or common stock. The Board may also redeem the Rights for a limited time after 60 days after the later of the date a person or group becomes an Acquiring Person or the effective date of a registration statement under the Securities Act of 1933 with respect to securities issuable upon exercise of the Rights.

In addition, if the Company receives a “Qualified Offer” (as defined in the following paragraph), the Rights may be redeemed by the shareholders if approved by them at a special meeting of shareholders called to vote on a resolution accepting the Qualified Offer and to authorize the redemption of the Rights pursuant to the provisions of the Agreement. The special meeting must be held within 90 business days after the Company receives a request from shareholders to hold such a meeting. If a resolution to redeem the Rights is approved at the special meeting (or if the special meeting is not held on or before the 90th business day after receipt of the request for a meeting), it will become effective immediately prior to the consummation of any Qualified Offer consummated within 60 days after the earlier of the special meeting or the 90th business day after receipt of a request for a special meeting of shareholders.

A “Qualified Offer” is a tender offer for all outstanding common stock not already beneficially owned by the person making the offer that meets all of the following conditions:

•	the same per share price is offered for all shares, and such price per share is greater than the highest closing price for the common stock during the 365 calendar day period immediately preceding the date on which the offer is commenced, represents a reasonable premium above the average of the closing prices for the five trading days immediately preceding the date on which the offer is commenced, is at least 70 percent cash (with any non-cash consideration consisting of common stock of the offeror), and is to be paid upon consummation of the offer;

•	if the consideration offered includes shares of common stock of the offeror, the offeror is a publicly owned United States corporation and its common stock is traded on either the New York Stock Exchange or The NASDAQ National Market (“NASDAQ”), no further stockholder approval is required to issue such common stock, no other class of voting stock of the offeror is outstanding, and the offeror shall permit the Company’s investment banking firm and legal counsel to have access to such offeror’s books, records, management, accountants and other advisers for the purpose of permitting such investment banking firm and such legal counsel to conduct a due diligence review to permit such investment banking firm to be able to render a fairness opinion with respect to the consideration being offered;

•	the offer is accompanied by written financing commitments and/or the offeror has on hand cash or cash equivalents, for the full amount of all financing necessary to consummate the offer and follow-on merger;

•	the offer is subject to a non-waivable condition that a minimum of 90 percent of the outstanding common stock (other than those owned by the offeror) will be tendered and not withdrawn as of the offer’s expiration date;

•	the offer by its terms remains open for at least 60 business days and at least 10 business days after the date of any special meeting of shareholders called under the redemption provisions, plus 15 business days after any change in price or after any bona fide alternative offer for a higher consideration is made;

•	the offer is accompanied by a written opinion of a nationally recognized investment banking firm stating that the price to be paid to holders pursuant to the offer is fair and including any written presentation of such firm showing the analysis and range of values underlying such conclusion;

•	on or before the date the offer is commenced, such person makes an irrevocable written commitment to the Company (1) to acquire, within five business days following completion of the offer, all shares of common stock not beneficially owned by such person at the same cash price per share as paid in the offer, (2) not to amend its offer to reduce the price or otherwise change the terms in a way that is adverse to tendering shareholders, and (3) if the offer is not consummated, that such person will not make another offer for the common stock within one year if at least 85 percent of the common stock not owned by such person has not been tendered; and

•	the offer is subject only to the conditions specified in the definition and usual and customary terms and conditions, and is not subject to any financing, funding or similar condition, nor to any condition relating to completion of or satisfaction with any due diligence or similar investigation.

Amendments

The Rights Agreement may be amended by the Board before the Distribution Date without the consent of the Right holders. After the Distribution Date, the Rights Agreement may be amended by the Board to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provision, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or, subject to certain limitations, to shorten or lengthen any time period under the Rights Agreement (other than a time period governing redemption at a time when the Rights are not redeemable).

Certain Effects

The Board believes that the continuation of the Rights Agreement for the reasons described above is in shareholders’ best interests. In making your voting decision, however, shareholders should consider that, while the Rights Agreement is not intended to prevent a takeover of the Company, it may discourage the accumulation by any person or group of more than 20 percent of the outstanding common shares and may have the effect of rendering more difficult or discouraging any acquisition of the Company deemed undesirable by the Board, even if shareholders disagree with the Board’s conclusion. The Rights Agreement will cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Board, except pursuant to an offer conditioned upon the elimination, purchase or redemption of the Rights, either by the shareholders (if the offer is a Qualified Offer) or by the Board. Also, because the Rights Agreement may increase the price required to be paid by a potential acquirer in order to obtain control of the Company and thus discourage certain transactions, the continuing effectiveness of the Rights Agreement may reduce the likelihood of a takeover proposal being made for the common stock and discourage some offers from being made at all. This effect and the perception that it may be less likely that the Company will be acquired could have an adverse impact on the market price for the common stock.

The Board of Directors unanimously recommends a vote FOR the proposal to ratify the Rights Agreement.

SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS

The following table shows, as of the close of trading on June 30, 2009, the beneficial ownership of our common shares by all directors and executive officers as a group who were serving as such on that date, by each current director and nominee, by each executive officer and former executive officer named in the Summary Compensation Table and by all persons known to us to beneficially own more than five percent of our outstanding common shares. The number of shares beneficially owned is determined according to SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares that the individual has sole or shared right to vote or dispose of and also any shares that the individual has the right to acquire on June 30, 2009 or within 60 days thereafter through the exercise of any stock option or other right. Except as otherwise noted, each beneficial owner identified in the table below has sole voting and dispositive power for the shares shown in the table.

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership(1)		of Class

Dennis W. Archer	164,897		*
Gurminder S. Bedi	145,486		*
Estate of Christian J. Bockhausen	800,426		*
Paul A. Czarnik	113,239	(2)	*
Laura L. Fournier	928,681	(3)	*
William O. Grabe	390,873		*
William R. Halling	253,883		*
Peter Karmanos, Jr.	13,396,241	(4)	5.5%
Faye Alexander Nelson	142,884		*
Robert C. Paul	549,389	(5)	*
Glenda D. Price	140,141		*
W. James Prowse	232,922		*
G. Scott Romney	186,364	(6)	*
Denise A. Starr	420,614	(7)	*
All current executive officers and directors as a group (15 persons)	17,280,662	(8)	7.1%
BlackRock, Inc.	18,207,774	(9)	7.7%
Dodge & Cox	47,393,677	(10)	19.9%
The Vanguard Group, Inc.	12,594,943	(11)	5.3%

*	Less than one percent

(1)	The column includes shares held for officers and directors through our Employee Stock Ownership Plan and 401(k) Salary Reduction Arrangement (collectively, the “ESOP”) and shares that the individual has the right to acquire on June 30, 2009 or within 60 days thereafter pursuant to stock options or restricted stock unit (“RSU”) awards, as set forth below.

Name	ESOP Shares	Option Shares	RSUs(a)

Dennis W. Archer	0	32,000	132,697
Gurminder S. Bedi	0	10,000	109,401
Estate of Christian J. Bockhausen	1986	784,317	0
Paul A. Czarnik	24,621	88,618	0
Laura L. Fournier	20,442	824,450	0
William O. Grabe	0	77,750	135,877
William R. Halling	0	92,500	111,881
Peter Karmanos, Jr.	379,335	4,824,103	0
Faye Alexander Nelson	0	10,000	125,154
Robert C. Paul	69	543,880	0
Glenda D. Price	0	7,500	115,470
W. James Prowse	0	75,000	111,881
G. Scott Romney	0	53,696	111,881
Denise A. Starr	403	418,970	0
All current executive officers and directors as a group	426,386	7,271,990	954,242

(a)	Restricted Stock Units awarded as a component of Director compensation are 100 percent vested and, under Settlement Deferral Elections executed by each Director, will be payable in common stock within 30 days after the date the Director ceases to be a member of the Board.

(2)	Excludes 21,136 unvested RSUs awarded on June 10, 2009 to Mr. Czarnik that vest 25 percent annually beginning on the first anniversary of the grant date, or immediately upon death, disability or change in control.

(3)	Excludes (a) 39,370 unvested RSUs awarded on November 6, 2008 to Ms. Fournier that vest over a five year period as follows: 50 percent on November 6, 2011, 25 percent on November 6, 2012 and 25 percent on November 6, 2013 and (b) 59,445 unvested RSUs awarded on June 10, 2009 that vest 25 percent annually beginning on the first anniversary of the grant date. All RSUs vest immediately upon death, disability or change in control.

(4)	Includes: (a) 2,000,000 shares held by Mr. Karmanos, for which Mr. Karmanos has no dispositive power and which are pledged subject to a forward purchase contract maturing March 2011; (b) 183,825 shares owned by Mr. Karmanos’ trusts, for which Mr. Karmanos has shared dispositive power for 47,272 of the 183,825 shares; and (c) 6,008,978 shares held by Mr. Karmanos’ partnerships, for which Mr. Karmanos has shared voting power, 2,008,978 of the 6,008,978 shares for which Mr. Karmanos has shared dispositive power and 4,000,000 shares for which Mr. Karmanos has no dispositive power and which are pledged subject to a forward purchase contract maturing March 2011. Excludes: (a) 104,986 unvested RSUs awarded on November 6, 2008 to Mr. Karmanos that vest over a five year period as follows: 50 percent on November 6, 2011, 25 percent on November 6, 2012 and 25 percent on November 6, 2013, or immediately upon death, disability or change in control, (b) 158,520 unvested RSUs awarded on June 10, 2009 that vest 25 percent annually beginning on the first anniversary of the grant date, or immediately upon death, disability or change in control and (c) 408,504 shares owned by Mr. Karmanos’ wife, for which Mr. Karmanos has no voting or dispositive power and disclaims beneficial ownership. Mr. Karmanos’ address is Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099.

(5)	Excludes (a) 48,118 unvested RSUs awarded in November 6, 2008 to Mr. Paul which vest over a five year period as follows: 50 percent on November 6, 2011, 25 percent on November 6, 2012 and 25 percent on November 6, 2013, and (b) 72,655 unvested RSUs awarded on June 10, 2009 that vest 25 percent annually beginning on the first anniversary of the grant date. All RSUs vest immediately upon death, disability or change in control.

(6)	Includes 3,000 shares owned by Mr. Romney’s wife, for which Mr. Romney has no voting or dispositive power.

(7)	Excludes 28,071 unvested RSUs awarded on June 10, 2009 to Ms. Starr that vest 25 percent annually beginning on the first anniversary of the grant date, or immediately upon death, disability or change in control.

(8)	See notes (2) through (7) for information on shares for which persons included in the group do not currently have sole voting and dispositive power.

(9)	Based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 10, 2009 on behalf of its investment advisory subsidiaries BlackRock Advisors LLC, BlackRock Asset Management U.K. Limited, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock (Channel Islands) Ltd, BlackRock (Netherlands) B.V., BlackRock Fund Managers Ltd and BlackRock Investment Management UK Ltd, disclosing ownership as of December 31, 2008. The address of BlackRock and such subsidiaries is 40 East 52nd Street, New York, New York 10022. According to the Schedule 13G, BlackRock, Inc. has shared voting and shared dispositive power for 18,207,774 shares. BlackRock Inc. is a parent holding company for these investment advisory subsidiaries and disclaims ownership of all 18,207,774 shares held by these subsidiaries.

(10)	Based solely on a Schedule 13G/A, filed by Dodge & Cox with the SEC on February 11, 2009 disclosing ownership as of December 31, 2008. Dodge & Cox’s address is 555 California Street, 40th Floor, San Francisco, California 94104. According to the Schedule 13G/A, Dodge & Cox has sole voting power for 43,749,677 shares, shared voting power for 134,400 shares and sole dispositive power for 47,393,677 shares.

(11)	Based solely on a Schedule 13G, filed by The Vanguard Group, Inc. with the SEC on February 13, 2009 disclosing ownership as of December 31, 2008. The Vanguard Group, Inc.’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The Vanguard Group, Inc. has sole voting power for 283,452 shares and sole dispositive power for 12,594,943 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 283,452 shares of the common stock as a result of serving as investment manager of collective trust accounts in which these shares are held and directing the voting of these shares.

CORPORATE GOVERNANCE

We are committed to sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our shareholders. Our business affairs are overseen by our Board of Directors. Our Board strives to promote the success and continuity of our business through the selection of a qualified management team. It is also responsible to make certain that our activities are conducted responsibly and ethically.

The Board’s committee charters provide the framework under which the committees are governed. The Board has adopted charters for each of its standing committees, including the Audit Committee, the Compensation Committee, the Nominating/Governance Committee and the Diversity/Community and Shareholder Relations Committee. The Board has also adopted a Code of Conduct that applies to all of our employees, including our chief executive officer and chief financial officer/chief accounting officer, and a similar Code of Conduct for non-employee directors. The Codes of Conduct identify those areas in which we must act in accordance with law or regulation, and also establish the responsibilities, policies and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity. Our Codes of Conduct and Board committee charters are posted in the Corporate Governance section of the “Investor Relations” page at www.compuware.com. To the extent any amendment is made to the Codes of Conduct that requires disclosure under applicable SEC rules, information regarding such amendment will be posted on the Company’s website.

Board of Directors

Director Independence

Our Board has determined that Dennis W. Archer, Gurminder S. Bedi, William O. Grabe, William R. Halling, Dr. Glenda D. Price and G. Scott Romney meet the independence requirements of NASDAQ. The Company has made charitable contributions in amounts the Company deems immaterial to organizations with which certain of our directors have affiliations. The Company also engages occasionally in immaterial transactions in the ordinary course of business for the sale of the Company’s products and services to, or the purchase of services from, entities affiliated with the directors on the same terms offered to other customers or clients. In addition, the Company employs the adult son of Mr. Romney in a position that is consistent with the normal course of conducting business and at a salary that is competitive and commensurate with his responsibilities. The Board determined that none of these transactions or relationships would interfere with the exercise of independent judgment by these directors in carrying out their responsibilities.

Meetings; Presiding Director

Our Board of Directors met four times in fiscal 2009. The Board strongly encourages all directors to attend our Annual Meeting of Shareholders. All of our directors attended last year’s Annual Meeting of Shareholders. The independent directors have selected Mr. Bedi to preside over executive sessions of the Board (without the CEO or other employees present).

Communications With the Board

Shareholders may communicate with the Board of Directors or any individual director by sending a letter to Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099, Attn: Secretary (or any individual director). The Secretary will receive the correspondence and forward it to the presiding director or to any individual director or directors to whom the communication is addressed. The Secretary is authorized to review, sort and summarize all communications received prior to their presentation to the presiding director or to whichever director(s) the communication is addressed. If such communications are not a proper matter for Board attention, the Secretary is authorized to direct such communication to the appropriate department. For example, shareholder requests for materials or information will be directed to investor relations personnel.

Board Committees and Their Functions

Standing committees of the Board include an Audit Committee, a Compensation Committee, a Nominating/Governance Committee, a Diversity/Community/Shareholder Relations Committee and an Executive Committee.

Board Committee Configuration

The table below illustrates board committee membership, meeting frequency and attendance for fiscal 2009.

	Board and			Diversity/
	Committee			Community/
	Meeting			Shareholder	Nominating/
Name	Attendance	Audit	Compensation	Relations	Governance	Executive

Peter Karmanos, Jr.	100%					✓
Dennis W. Archer	100%		✓	Chair		✓
Gurminder S. Bedi	100%	✓			Chair	✓
William O. Grabe	90%		Chair		✓
William R. Halling	100%	Chair			✓
Faye Alexander Nelson	100%			✓
Glenda D. Price, PhD	100%	✓		✓
W. James Prowse	100%				✓	✓
G. Scott Romney	100%		✓	✓
Number of Committee Meetings held in 2009		4	5	3	3	0

Audit Committee

From April to November 2008, the Audit Committee consisted of Mr. Halling, Dr. Price and Mr. Prowse. Mr. Prowse resigned from the Committee in November 2008 (see “Compensation Committee Interlocks and Insider Participation”) and was replaced by Mr. Bedi. The Board determined that all the current members of our Audit Committee are independent as required by the rules of the SEC and the listing standards of NASDAQ for purposes of Audit Committee membership. In addition, the Board of Directors has determined that all members of the Audit Committee are financially literate, and that Mr. Halling qualifies as an audit committee financial expert, as defined by the rules and regulations of the SEC.

The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Audit Committee’s principal responsibilities include: (a) selection of our independent registered public accounting firm; (b) overseeing our accounting and financial reporting processes and the audit of our financial statements; and (c) assisting the Board in overseeing: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of our internal audit function and independent auditor, and (v) our system of disclosure controls and procedures as well as our system of internal controls regarding finance, accounting, legal compliance and ethics. The Audit Committee also provides an avenue for communication between internal auditors, the independent registered public accountants and the Board. See the “Report of the Audit Committee” below.

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Our management is responsible for the preparation, presentation and integrity of our financial statements. Management selects the accounting and financial reporting principles used to prepare the financial statements. Management also designs the internal controls and procedures to assure compliance with accounting and reporting standards and applicable laws and regulations. The independent registered public accountants are responsible for auditing our financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, examining the Company’s system of internal controls and expressing an opinion on those controls. The Committee’s responsibility is generally to monitor and oversee these processes.

In performance of its oversight function, our Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended March 31, 2009 with our management and our independent registered public accountants;

•	discussed with our independent registered public accountants the matters required to be discussed by SAS 114 (Codification of Statements on Auditing Standards, AU 380), as it has been modified or supplemented;

•	received the written disclosures and the letter from our independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; and

•	discussed with our independent registered public accountants their independence.

Based on the review and discussions described above in this section, our Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended March 31, 2009 be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 for filing with the SEC.

By the Audit Committee,
William R. Halling
Glenda D. Price
Gurminder S. Bedi

Compensation Committee

From April 2008 through November 2008, the Compensation Committee consisted of Messrs. Grabe, Bedi and Prowse. In November 2008, Messrs. Bedi and Prowse resigned from the Committee and were replaced by Messrs. Archer and Romney. The Board determined that the current members of our Compensation Committee are independent as required by the rules of the listing standards of NASDAQ. The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Compensation Committee’s principal responsibilities include determining and recommending to the full Board for its approval compensation programs that are effective in attracting and retaining key executives, link pay to performance and are administered fairly and in the shareholders’ interests. This includes making recommendations regarding executive compensation policy, administering Board- and shareholder-approved plans, approving benefit programs and making decisions for the Board with respect to the compensation of officers and key executives. The Compensation Committee is also responsible for reviewing and making recommendations to the Board regarding director compensation. The Committee periodically reviews market data and evaluates director compensation based on industry analyses. The Committee also analyzes whether director compensation should include a long-term incentive component based on a number of factors including the Company’s performance, a comparison of similar awards to directors at comparable companies, and awards made to directors in prior years. Please see section titled “Compensation Discussion and Analysis” for a further discussion of the Committee’s activities and responsibilities.

Nominating/Governance Committee

For fiscal 2009, the Nominating/Governance Committee consisted of Messrs. Bedi, Grabe, Halling and Prowse. The Board determined that members Messrs. Bedi, Grabe and Halling of our Nominating/Governance Committee are independent under the listing standards of NASDAQ. The Nominating/Governance Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Committee makes recommendations to the independent members of the Board of Directors on nominees to the Board, including nominees submitted by shareholders. The Committee is also responsible for determining that adequate information is available to the Board to determine whether the Company’s business is managed with propriety and in the best interest of shareholders, and for implementing a board structure that is adequate to process and respond to this information. The members of the Nominating/Governance Committee are also designated as the Qualified Legal Compliance Committee prescribed by the Standards of Professional Conduct for Attorneys Appearing and Practicing Before the SEC in the Representation of an Issuer.

Consideration of Director Nominees.  In evaluating and determining whether to recommend a person as a candidate for election as a director, the Board considers qualifications, such as relevant management and/or industry experience; high personal and professional ethics, integrity and values; ability to vigorously support the Company’s diversity initiatives; a commitment to representing the long-term interests of our shareholders as a whole; independence under the rules of the SEC and the listing standards of NASDAQ; and an ability and willingness to devote the required amount of time to carry out the duties and responsibilities of directors.

Identifying Director Nominees.  The Board may employ a variety of methods for identifying and evaluating director nominees. The Board regularly assesses the size of the Board, the need for particular expertise on the Board and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board would consider various potential candidates for director that may come to the Board’s attention through current Board members, professional search firms, shareholders or other persons. These candidates would be evaluated at regular or special meetings of the Board, and may be considered at any point during the year.

Consideration of Candidates Recommended by Shareholders.  The Committee will consider candidates recommended by the shareholders, when nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees.” The deadlines and procedures for shareholder submissions of director-nominees are described below under “Shareholder Proposals and Director Nominations for 2010 Annual Meeting of Shareholders.” These include, without limitation, submission to the

Company of specified information relating to such candidate including information required to be disclosed in solicitations of proxies for election of directors, such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director of the Company if elected, as well as specified information about the shareholder making the submission. Following verification of the shareholder status of persons recommending candidates, the Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others according to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If a shareholder or professional search firm in connection with the nomination of a director candidate provides any materials, such materials would be forwarded to the Board as part of its review. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Board, the Board would treat a potential candidate nominated by a shareholder in the same fashion as any other potential candidate during the review process.

Diversity/Community/Shareholder Relations Committee

During fiscal 2009, the Diversity/Community/Shareholder Relations Committee consisted of Mr. Archer, Ms. Nelson, Dr. Price and Mr. Romney. The Diversity/Community/Shareholder Relations Committee makes recommendations to assist the Company in achieving its initiatives regarding diversity, community and shareholder relations. The major objectives of the diversity initiatives are to: (a) create an inclusive environment that recognizes, understands, utilizes and values the contributions of all employees; (b) advance efforts that will attract, develop and retain a diverse slate of employees and candidates; (c) enhance affirmative opportunities to attract diverse vendors; (d) build relationships with organizations that are diverse; and (e) develop strategies to assist with the diversity initiatives.

The shareholder relations objectives of the Committee are to oversee the Company’s shareholder relations policies and programs so that the Company’s communications with shareholders are timely, relevant, accurate and, with the advice of legal counsel, meet all legal obligations to investors. The Committee provides strategic oversight for shareholder communications and related processes so that investors and potential investors have access to relevant information about the Company’s vision, mission and operating results.

Executive Committee

During fiscal 2009, the Executive Committee consisted of Messrs. Archer, Bedi, Karmanos and Prowse. The Executive Committee undertakes certain tasks as may be directed by the Board from time to time, according to a written charter adopted by the Board.

Compensation of Directors

Standard Compensation Arrangement

For fiscal 2009, each of the non-employee directors received an annual retainer of $40,000. In addition, each non-employee director who is serving as the chairperson of a Board committee other than the Audit Committee receives an additional annual retainer of $5,000. The annual retainer for the chair of the Audit Committee was $10,000. Non-employee directors receive $2,500 for attending each Board meeting and $1,500 for attending each committee meeting. We also reimburse non-employee directors for out-of-pocket expenses they incur for education and for attending Board and committee meetings.

Directors were also permitted to defer the receipt of all or a portion of their cash compensation if they had made a written election to do so prior to the end of the previous calendar year pursuant to the 2005 Non-Employee Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”). Deferrals were made in the form of cash or deferred compensation units (“DCUs”), with each DCU representing one share of common stock. The number of DCUs allocated to a director’s account was calculated by dividing the amount of fees the director elected to defer into DCUs by the fair market value of a share of Company common stock on the date the fees otherwise would have been paid. The value of DCUs in a director’s account (each DCU having a value equal to the fair market value of one share of the Company’s common stock at the time of distribution), plus interest accrued on the cash in the account at the U.S. federal funds rate, would be distributed to the director in a lump sum or according to a schedule, as elected by the director, beginning on the earliest of the director’s death, the director’s disability, a change in control of the Company, the director’s separation from service or a specified date elected by the director. Participating directors were also permitted to make withdrawals in the event of an “unforeseeable emergency” that qualifies as a permissible distribution event for purposes of Section 409A of the Internal Revenue Code (the “Code”).

In addition to the cash compensation described above, directors also received automatic quarterly phantom stock unit grants valued at $35,000 each under the 2002 Directors’ Phantom Stock Plan (the “Phantom Plan”). The number of phantom stock units (“PSUs”) allocated to a director’s Phantom Plan account was calculated by dividing the value of the award by the fair market value of a share of Company common stock on the date the award was granted. A PSU gave the non-employee director the right to receive the fair market value of a share of the Company’s common stock in cash upon vesting, which would occur on the date the non-employee director ceased to be a member of the Board, unless removed from the Board for cause.

Revised Standard Compensation Arrangement

On November 6, 2008, the Board revised the standard compensation arrangement for non-employee directors to eliminate the need for liability accounting treatment associated with DCUs and PSUs by:

•	Replacing automatic quarterly grants of PSUs under the Phantom Plan payable in cash with an automatic grant on each April 1 of $140,000 of RSUs (“Annual RSUs”) under the 2007 Long-Term Incentive Plan (“LTIP”) which may be settled only in common shares;

•	Replacing the final $35,000 phantom stock unit award that would have been granted for the fourth quarter of fiscal 2009 with a one-time grant of RSUs (“Q4 RSU”) under the LTIP with equivalent value and which may be settled only in common shares;

•	Exchanging and cancelling all outstanding DCUs and PSUs on January 1, 2009 which were payable in cash or common stock for RSUs under the LTIP with equivalent value and which may be settled only in common shares; and

•	Modifying the Deferred Compensation Plan to provide that deferrals of cash compensation beginning January 1, 2009 may be made only in the form of RSUs (“Deferred Compensation RSUs”) under the LTIP which may be settled only in common shares.

The Q4 RSU and each Annual RSU will vest and become payable at the rate of one common share per unit on the earliest of (i) the date before the first annual shareholders meeting following the grant date, (ii) the date the director ceases to be a member of the Board due to death or disability, or (iii) a change in control of the Company, in each case unless the director has previously elected to defer receipt of the shares until the director ceases to be a member of the Board. The holder is entitled to receive additional RSUs with a value equal to any dividends declared and paid by the Company prior to issuance of the related shares upon settlement (“Dividend Equivalent Rights”). RSUs that are not vested when the director ceases to be a member of the Board for any other reason immediately terminate and are forfeited.

The RSUs awarded on January 1, 2009 to replace the prior DCUs and PSUs were 100 percent vested on the award date and will be payable at the rate of one common share per unit on the date the director ceases to be a member of the Board (unless removed for cause).

Deferred Compensation RSUs are 100 percent vested on the award date and will be payable at the rate of one common share per unit on the date the director ceases to be a member of the Board (unless removed for cause) or upon a change in control of the Company. If approved by the Compensation Committee, participating directors may continue to receive an earlier settlement in the event of an “unforeseeable emergency” that qualifies as a permissible distribution event for purposes of Section 409A of the Code. These RSUs also have Dividend Equivalent Rights.

RSUs are not transferable and holders do not have voting or other rights of shareholders until the underlying shares are issued.

Director Compensation Table

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Dennis W. Archer	61,000	49,891	9,502		120,393
Gurminder S. Bedi	62,500	51,355	9,502		123,357
William O. Grabe	63,000	49,891	9,502		122,393
William R. Halling	70,500	49,891	9,502		129,893
Faye Alexander Nelson	54,500	51,355	9,502		115,357
Glenda D. Price	60,500	51,355	9,502		121,357
W. James Prowse	70,000	49,891	9,502	151,250	280,643
G. Scott Romney	56,000	49,891	9,502		115,393

(1)	Includes amounts converted to DCUs and RSUs pursuant to the Deferred Compensation Plan. The table below shows, for each director who has deferred compensation under this arrangement, the number of DCUs at the beginning of the fiscal year, the number of DCUs and RSUs issued during the fiscal year, the number of DCUs forfeited during the fiscal year, the amount of compensation deferred, and the number and value of RSUs held at fiscal year-end.

			DCUs		Deferred	Deferred
	DCU	DCUs	Exchanged	RSUs	Compensation	Compensation	RSU
	Balance	Issued in	for RSUs	Issued	Value at	RSU Balance	Value
	as of	Q1 to Q3	as of	in Q4	Issuance in	as of	as of
	3/31/2008	Fiscal 2009	1/1/2009	Fiscal 2009	Fiscal 2009	3/31/2009	03/31/2009
Name	(#)	(#)	(#)	(#)	($)	(#)	($)

Dennis W. Archer	9,298	5,449	14,747		40,000	14,747	97,183
William O. Grabe	7,431	7,683	15,114	778	63,000	15,892	104,728
Faye Alexander Nelson	4,235	5,449	9,684		40,000	9,684	63,818

(2)	Amounts shown are the expense incurred by the Company during fiscal 2009 relating to the PSU awards granted in fiscal 2009 and in previous fiscal years and the Q4 RSU award granted on January 1, 2009, determined in accordance with the Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). The assumptions we used to calculate these amounts are discussed in Notes 1, 14 and 15 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2009. The table below shows the number of PSUs held by each director at the end of fiscal 2008, the number of PSUs and RSUs awarded during fiscal 2009, the grant date fair value of awards made during fiscal 2009, and the number and value of RSUs held at year-end by each director. (Some rows do not total due to fractional shares.)

		PSUs	PSUs		Grant Date
	PSU	Awarded	Exchanged		Fair Value	RSU	RSU
	Balance	in Q1 to	for RSUs	Q4 RSU	of Units	Balance	Value
	as of	Q3 Fiscal	as of	Issued on	Awarded in	as of	as of
	3/31/08	2009	1/1/2009	1/1/09	FY09	3/31/09	3/31/09
Name	(#)	(#)	(#)	(#)	($)	(#)	($)

Dennis W. Archer	73,475	11,977	85,452	5,185	140,000	90,637	597,298
Gurminder S. Bedi	70,994	11,977	82,972	5,185	140,000	88,157	580,955
William O. Grabe	73,475	11,977	85,452	5,185	140,000	90,637	597,298
William R. Halling	73,475	11,977	85,452	5,185	140,000	90,637	597,298
Faye Alexander Nelson	70,994	11,977	82,972	5,185	140,000	88,157	580,955
Glenda D. Price	70,994	11,977	82,972	5,185	140,000	88,157	580,955
W. James Prowse	73,475	11,977	85,452	5,185	140,000	90,637	597,298
G. Scott Romney	73,475	11,977	85,452	5,185	140,000	90,637	597,298

(3)	This column reflects the amount expensed by the Company in fiscal 2009 under SFAS 123R with respect to options. There were no options granted to non-employee directors during fiscal 2009. The amount expensed is based on assumptions set forth in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009. The directors have no assurance that they will realize the amounts reflected in this table. Actual gains, if any, on stock option exercises will depend on overall market conditions and the future performance of the Company and its common stock. The table below shows the number of shares underlying the options held by each director at March 31, 2009.

Aggregate Number of
Stock Options
Outstanding at 3/31/09
Name	(#)

Dennis W. Archer	32,000
Gurminder S. Bedi	10,000
William O. Grabe	121,250
William R. Halling	138,500
Faye Alexander Nelson	10,000
Glenda D. Price	7,500
W. James Prowse	265,670
G. Scott Romney	97,696

(4)	For Mr. Prowse, the amount represents the fees paid to Mr. Prowse for consulting and advisory services provided to the Company under an independent contractor agreement dated November 17, 2008. See the section titled “Compensation Committee Interlocks and Insider Participation” for further discussion of Mr. Prowse’s independent contractor agreement.

Equity Ownership Guidelines

Beginning in fiscal 2006, the Board determined that it would be in the best interest of the Company’s shareholders for the non-employee directors to have a substantial investment in our common stock. As a result, the non-employee directors are required to hold or purchase a minimum value of our common stock as follows: $40,000 in fiscal 2006; $80,000 in 2007; $120,000 in 2008; $160,000 in 2009; and $200,000 in 2010. Non-employee directors would be expected to hold such shares during the remainder of their term of office. RSUs are taken into account in determining whether the director satisfies the above minimum ownership requirements. The date for determining compliance with the policy would be the last day of the trading window under the Company’s insider trading policy that precedes the end of the first fiscal quarter of the subsequent fiscal year (for fiscal 2009, this determination date is June 16, 2009). The units are valued for this purpose based on the market value of the common stock on the determination date. As of the determination date for fiscal 2009, all of the directors exceeded the $160,000 minimum ownership requirement.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Programs

Our compensation programs are designed to support the Company’s business goals, to promote short- and long-term growth, and to attract, retain, and motivate key talent. This section of the proxy statement explains how our compensation programs are established and how they work with respect to our CEO, CFO and the other executive officers named in the “Summary Compensation Table” and the other tables that follow, whom we refer to collectively as our “Named Executive Officers” or “NEOs.” Unless otherwise noted, references to our NEOs exclude Mr. Bockhausen, the Company’s former CTO, who passed away in December 2008. Compensation paid to the NEOs has four components:

1. base salary;

2. annual performance cash bonus awards;

3. long-term performance incentives; and

4. employee benefits and perquisites.

Our compensation philosophy emphasizes performance-based compensation. This approach spans all of our employees, but is especially applicable to the NEOs. We believe that our NEOs and other key employees should have a significant portion of their potential annual cash compensation tied to our profitability and sales goals. Additionally, we seek to align the ability to earn long-term incentives directly with that of our shareholders through the use of equity-based incentives. Our approach to executive base salaries is to ensure they are not only competitive with those found at companies similar to Compuware, but also are effective in attracting and retaining high-performing employees capable of leading us to higher levels of profitability and shareholder returns.

How Executive Compensation Is Determined

The Compensation Committee is responsible for determining and recommending to the full Board for approval compensation programs that attract and retain quality executives, that link pay to performance and that are administered fairly and in the shareholders’ interests. The Compensation Committee carries out this responsibility in several ways.

The Compensation Committee periodically reviews the Company’s philosophy regarding compensation for key employees, including the NEOs. The Compensation Committee reviews and considers each element of compensation in making compensation determinations. Each year, the CEO evaluates the performance of the NEOs and other company officers. Based on his evaluation, the CEO may recommend adjustments in base salary, the structure of the cash incentive plans and the magnitude of the equity grants. The Compensation Committee considers these recommendations when making compensation decisions regarding compensation for executive officers other than the CEO. The Compensation Committee independently assesses the performance of the CEO, analyzes relevant competitive data (recognized industry surveys and peer group information) and presents its recommendation regarding compensation for the CEO to the independent directors on the Board for their review and approval.

The Committee reviews all elements of compensation as a whole in measuring total compensation packages against the objectives of the compensation program. The proportion of variable or incentive compensation varies with the level of an executive’s responsibility within the Company. Since the NEOs have the highest level of responsibility in the Company, the proportion of their potential incentive compensation is higher in relation to their base salaries than other employees. The Compensation Committee also reviews market data and evaluates the competitiveness of pay levels for the NEOs based on a combination of recognized industry executive compensation surveys and data gathered from annual reports and proxy statements of companies identified and approved by the Committee as the peer group. Executive compensation surveys used included the Top Management Compensation Survey — Wyatt Data Services, Executive Survey — Mercer Benchmark, and Executive Survey — Radford.

For fiscal 2009, the Compensation Committee selected Watson Wyatt to assist with its evaluation of compensation for our executives. Watson Wyatt helped define our peer group, provided data on executive compensation of peer group companies, reviewed and made recommendations for the overall compensation philosophy, and provided an evaluation of total compensation for NEOs. In fiscal 2009, our industry peers included: Adobe Systems Inc., Autodesk Inc., BMC Software Inc., Cadence Design Systems Inc., CIBER Inc., Citrix Systems Inc., Cognizant Technology Solutions Corporation, Intuit Inc., McAfee Inc., ModusLink Global Solutions, Inc., Novell Inc., SRA International Inc., Sybase, Inc., Synopsys Inc., and VeriSign Inc. These companies were chosen because they are comparable to us with regard to revenue size, maturity level as established businesses, operating in the software industry and in some instances they are our competitors. The expertise and skills needed for executives at such companies are very similar to the skills required for our executives.

The peer group data and Watson Wyatt’s analyses and findings were given to the CEO and the Compensation Committee, which the Committee used to evaluate compensation recommendations. Such peer data provides the Committee with the proper perspective on the magnitude and components of compensation provided to named executive officers at comparable companies. This helps the Committee to set compensation at levels that support our attraction/retention objectives, and ensures that the resulting costs are reasonable based on our financial plan and that equity awards are fair and not unreasonably dilutive.

Base Salary

We believe that competitive base salaries play an important role in helping us to attract and retain high-performing executive officers. When reviewing base salaries for officers, including the NEOs other than the CEO, the Compensation Committee takes into account a number of related factors including, but not limited to, the CEO’s assessment of their individual performance and his recommendation for salary level changes, the performance of the NEO’s particular business unit(s), the NEO’s experience, level of responsibility and unique contributions to the Company and the Company’s need for certain types of expertise. These factors, along with the competitive market data provided by the Committee’s independent compensation consultants, are used to determine appropriate base salaries. The Compensation Committee generally targets base salaries for the NEOs to be between the market median and the 75th percentile of the peer group. However, deviations from that range may occur in individual cases due to an NEO’s individual contributions to the Company, his or her experience and other competitive factors.

The Compensation Committee independently assesses the CEO’s performance utilizing an approach similar to that used to evaluate our other NEOs, i.e., overall company performance, accomplishment of strategic objectives, development of subordinates and other relevant measures of performance, as well as market data. Based upon its assessment, the Committee makes a recommendation to the independent directors regarding any adjustments to the CEO’s base salary.

Executive Incentive Plan

Annual and long-term incentive opportunities are provided under the Executive Incentive Plan, or “EIP.” The Compensation Committee, in consultation with the CEO, annually approves performance criteria and goals for measuring corporate performance for use under the EIP.

The EIP is structured to: (1) align the financial interests of the participants with that of the Company and the shareholders; and (2) encourage the NEOs and other key employees to work together as a team to achieve specific annual financial goals. To further reinforce teamwork among the NEOs, our President and Chief Operating Officer, Chief Financial Officer, Chief Technology Officer, and Chief Administrative Officer work closely together and with the Chairman and Chief Executive Officer to formulate the Company’s growth strategy and oversee the implementation of that strategy. The members of this executive team share a common set of performance goals, comprised of earnings per share (“EPS”) and total sales commitments (“Total Sales Commitments”) as defined below, and an EIP target that is based on a percentage of base salary, which we refer to as their “Annual EIP Target”. Compared to other employees, our NEOs have the highest percentage of their total cash compensation tied to achieving the EIP performance targets due to their higher level of responsibility, consistent with our overall philosophy of paying for performance.

Under the EIP, cash bonuses are paid only if the Company’s performance meets or exceeds the minimum threshold levels of the performance targets established at the beginning of the fiscal year. Typically, the performance targets in the EIP are aggressive, so that NEOs have rarely earned bonuses at the targeted levels and have not earned the target bonus amount in recent fiscal years, as illustrated by the following table:

	2009	2008	2007	2006

Percent of EPS target achieved	89%	89%	96%	106%
Percent of NEO award earned	0%	61%	80%	120%
Percent of revenue/Total Sales Commitments target achieved	84%	98%	90%	89%
Percent of NEO award earned	0%	80%	0%	0%

If we meet or exceed the minimum thresholds, a portion of the bonus, referred to as “Annual Cash Award,” is paid shortly after the fiscal year-end results of operations are final. In addition, an amount equal to one-half of the Annual Cash Award, referred to as “Long-Term Cash Bonus,” is deferred and is paid only if the NEO remains employed by the Company for two years after the Annual Cash Award is earned.

An NEO whose employment terminates due to disability or death prior to the end of the fiscal year is entitled to a pro-rated payment of the Annual Cash Award, based on the number of full months of employment during the fiscal year, if the applicable performance goal(s) are otherwise satisfied for the fiscal year. Any such prorated Annual Cash Award would be paid to the NEO or to the NEO’s designated beneficiary or legal representative at the same time as all other Annual Cash Awards payments. Unless the Compensation Committee determines otherwise, an Annual Cash Award is forfeited if the NEO’s employment terminates for any reason other than disability or death before the payment date.

The Long-Term Cash Bonus is forfeited if the NEO’s employment is terminated voluntarily or involuntarily after the two-year period referenced above and before payout of the bonus unless the Compensation Committee determines otherwise or the termination is caused by retirement, death, total disability or reduction in force. We adopted this mandatory deferral as a long-term incentive strategy to enhance retention of skilled executives in our extremely competitive environment for experienced, executive talent.

In April 2008, at the suggestion of management, the Compensation Committee evaluated and recommended adopting the following performance measures for fiscal 2009:

•	EPS before unusual items (such as restructuring and related costs and impairment of intangible assets) — defined as net income, before the impact of unusual items, divided by the weighted average diluted shares outstanding for the year.

•	Total Sales Commitments — defined as the sum of product license and maintenance arrangements closed during the fiscal year plus professional services revenue (including application services revenue). Product license and maintenance arrangements closed during the year are calculated by taking GAAP software license fees and maintenance fees and adding or subtracting the net change in deferred license and deferred maintenance revenue.

The Compensation Committee believes that EPS before unusual items is an appropriate component of the EIP as it is a measure of profitability and key component of enhancing shareholder value. The Committee believes Total Sales Commitments is also an appropriate component of the EIP (and a better measure of sales performance for compensation purposes than total revenues) because it measures the total value of transactions closed during the fiscal year and eliminates the effect of the Company’s revenue recognition policy that results in the inclusion of some revenue from transactions closed before the fiscal year and the deferral of some revenue from transactions closed during the fiscal year.

Options

To further align executive and shareholder interests, the Compensation Committee may grant options to purchase our common stock to our NEOs. The Committee believes options are an excellent way to motivate key employees to improve our financial performance and the price of our stock because the options will have value only if the price of Compuware stock increases over the fair market value of the stock on the grant date. The Committee grants options to the NEOs based on each NEO’s contribution to the Company, the desire to promote teamwork across the entire company, and the need to remain competitive within our industry. Additionally, our approach to vesting is intended to enhance retention of key talent.

The Compensation Committee typically approves the grant of option awards mid-year to executives based on a formula in the EIP. These options have an exercise price equal to the fair market value of our stock on the date of grant and vest over a five-year period as follows: zero percent on the first anniversary of the grant date, zero percent on the second anniversary, 50 percent on the third anniversary, 25 percent on the fourth anniversary, and the remaining 25 percent on the fifth anniversary. Under the EIP, the number of options granted is determined by dividing an NEO’s Annual EIP Target percentage in half, multiplying that percentage by the NEO’s base salary and then dividing that number by five. This formula was chosen because it produces a number of options that the Committee believes bears an appropriate relationship to the amount of cash incentive compensation and total compensation, enhances retention of key talent, and aligns with shareholder interests. The following table provides hypothetical examples of the option calculation and vesting schedule under the EIP for an NEO with an Annual EIP Target of 200 percent and 100 percent, respectively:

		Option Calculation	Option
Base	Annual	(Annual EIP	Shares	Year 1	Year 2	Year 3	Year 4	Year 5
Salary	EIP	Target / 2	Granted	Vest	Vest	Vest	Vest	Vest
($)	Target	* Base Salary) / 5	(#)	(#)	(#)	(#)	(#)	(#)

$500,000	200%	(200% / 2	100,000	0	0	50,000	25,000	25,000
		* $500,000) / 5
$500,000	100%	(100% / 2	50,000	0	0	25,000	12,500	12,500
		* $500,000) / 5

For fiscal 2010, the Compensation Committee approved a modification to the EIP to include an RSU award in place of a stock option award. The number of units awarded is determined by multiplying the base salary by half of the Annual EIP Target percentage and dividing by the fair market value of our common stock as of the award date ((Annual EIP Target / 2) * base salary) / fair market value). The RSUs vest in equal annual installments over a four-year period beginning on the first anniversary of the grant date. Upon vesting, a share of common stock is issued to the recipient for each unit vested.

This modification was made for a variety of reasons. Watson Wyatt, the independent compensation consultant retained at the direction of the Committee, conducted a review of the most recently available proxy statements of our peers and found that a majority of our peers were awarding alternative forms of long-term equity incentives, such as RSUs and restricted stock. To ensure that we remain competitive with our peers in the market for executive talent, the Committee determined for fiscal 2010 that RSUs should be awarded as the long-term equity component of compensation instead of stock options. Moreover, since fewer RSUs are awarded as compared to stock options, RSUs are less dilutive than stock options and represent a more judicious use of the shares reserved under the LTIP.

Components of Fiscal 2009 Named Executive Officer Compensation

Base Salary

Base salaries for fiscal 2009 were determined based on the process described above. The executive compensation consultant (Watson Wyatt) compiled peer group compensation data from fiscal 2008. Base salaries for the President/COO, CFO and former CTO are between the 60th and 75th percentiles in comparison to the previously discussed peer group. We relied on internal benchmarks to set the CAO’s base salary due to the position’s unique structure and role within our organization and the lack of comparable data in the peer group study. The CAO received a salary increase of 1.2 percent for fiscal 2009 based on this assessment. The CFO and former CTO did not receive salary increases in fiscal 2009. Their base compensation remained at fiscal 2008 levels and within the targeted peer group percentiles. Upon appointment as acting CTO in August 2008, Mr. Czarnik received a 9.3 percent salary adjustment and, upon formal promotion to CTO in December 2008, an additional 8.5 percent salary increase based on relevant market data and internal benchmarks. Effective April 1, 2008, Mr. Paul was promoted from President/COO of the Covisint Division to President/COO of the Company. Based on this promotion and the increase in responsibilities, upon recommendation of the CEO, the Committee and the Board approved a $75,000 salary increase for Mr. Paul for fiscal 2009, resulting in a 15.8 percent adjustment.

For fiscal 2009, the Compensation Committee recommended and the Board approved a 14.2 percent salary increase for the CEO to $1,200,000. This increase was based on the Committee and Board’s assessment of the CEO’s performance, including, but not limited to, his contributions to the Company’s performance as measured by the increase in EPS before unusual items, total revenues and Total Sales Commitments, his role in developing and implementing the Company’s strategy, and the development and management of the executive team as a whole for which he is responsible. The CEO’s base salary is the highest in the peer group. We believe the CEO’s salary is appropriate based on his significant experience and contribution to the company. For Fiscal 2009, in comparison to the updated data from the peer group, the CEO’s targeted total compensation (base salary, cash incentives and SFAS 123R equity award expense) positioned him in the 78th percentile, however, his actual total compensation placed him in the 33rd percentile.

Executive Incentive Plan

Our philosophy of connecting compensation to performance and aligning the interests of executives with the interests of shareholders is reflected in how the performance thresholds and levels were set under the EIP for fiscal 2009. There were three performance levels of attainment established for the EPS and Total Sales Commitments components (see chart below), with bonus amounts prorated based on actual results between each performance level. If the Company met 100 percent of its EPS target and 100 percent of its Total Sales Commitments target, the NEO would receive an Annual Cash Award equal to a multiple of his or her base salary, half for meeting the EPS target and half for meeting the Total Sales Commitments target. At target, the CEO, the President/COO and the CFO are eligible to earn an Annual Cash Award equal to 200 percent of their base salary and the CTO and CAO are eligible to earn an Annual Cash Award equal to 100 percent of their base salary.

	EPS Performance		Total Sales Commitments Performance
	Performance	% of	Performance	% of
	Levels ($)	NEO Award	Levels ($)	NEO Award

Threshold	.60	50%	1,250,000,000	50%
Target	.65	100%	1,300,000,000	100%
Maximum	.70	150%	1,350,000,000	150%

The EPS and Total Sales Commitments targets were proposed by the CEO and reviewed and approved by the Compensation Committee. As in prior years, the targets were considered difficult to achieve.

In fiscal 2009, the Company’s performance did not meet the minimum thresholds for either EPS or Total Sales Commitments. We achieved an EPS of $.58 (before restructuring charges totaling $10 million or $.03 per share) and $1.087 billion in Total Sales Commitments. Since these numbers are below the lowest performance levels in both measurement categories, no bonuses were earned or paid based on fiscal 2009 performance.

In April 2009, the NEOs and other key employees who were eligible to participate in the EIP in fiscal 2007 and remained employed by the Company through April 15, 2009 received Long-Term Cash Bonuses that were awarded for fiscal 2007 performance. Under the provisions of the EIP, the Long-Term Cash Bonuses awarded for fiscal 2007 and 2008 performance were paid to Mr. Bockhausen’s estate, for which a payment of $334,812 was issued in December 2008.

For fiscal 2010, the Annual EIP Target for the CEO, President/COO, and the CFO will remain at 200 percent of salary and for the CTO and CAO will remain at 100 percent.

Options

In April 2008, the Committee approved grants independent of the EIP to the NEOs and certain other management and key personnel. The purpose of this special grant was to add a significant equity-based incentive for the Company’s executives to drive the transformation of our business as set out in our Compuware 2.0 strategy, exceed corporate performance expectations by sustaining long-term growth, and increase shareholder value. The CEO, President/COO and the CFO received 500,000 options each. The former CTO, Mr. Bockhausen, and CAO received 200,000 options each. Mr. Czarnik, now the current CTO, received 50,000 options. The amounts were recommended by the CEO based on the level of responsibility and influence individuals are expected to contribute to the business transformation and strategy initiatives. These options were granted on April 17, 2008 under the Company’s LTIP, have an exercise price equal to the fair market value of the common stock on that date as determined under the LTIP and vest as follows: 30 percent on the first anniversary of the grant date, 30 percent on the second anniversary, and 40 percent on the third anniversary. This three-year vesting schedule retains the long-term element of equity-based incentives, while enabling earlier rewards if achievements result in increased share price. The options will become immediately exercisable if the Company is acquired or if the NEO dies or becomes disabled. The options expire ten years after grant or earlier if the NEO’s employment is terminated.

In addition, on September 2, 2008 options were granted to the CAO, CTO and Mr. Bockhausen. The number of option shares was determined according to the formula set forth in the EIP and approved by the Compensation Committee. The options vest as follows: zero percent on the first anniversary of the grant date, zero percent on the second anniversary, 50 percent on the third anniversary, 25 percent on the fourth anniversary, and the remaining 25 percent on the fifth anniversary. The options will become immediately exercisable if the Company is acquired or if the NEO dies or becomes disabled. The options expire ten years after grant or earlier if the NEO’s employment is terminated. The CEO, President/COO, and the CFO did not receive option grants under the EIP for fiscal 2009 due to the option grants they received in April 2008 and limits in the LTIP on the number of options that may be granted to an individual in any one fiscal year.

Restricted Stock Unit Awards

On November 6, 2008, the Compensation Committee proposed and the Board approved the award of RSUs under the LTIP to the CEO, President/COO and CFO in lieu of an option grant pursuant to the EIP. The number of RSUs was calculated based on the amount of annual salary (100%) that would otherwise have been used to determine the number of option shares under the EIP, divided by the share price on the date of the EIP option grant made to other employees (September 2, 2008), which was higher than the fair market value on the RSU award date (November 6, 2008). The decision to use the higher price was made so that the officers would not benefit from the downturn in the market during the period between the award dates. The RSUs vest as follows: zero percent on the first anniversary of the grant date, zero percent on the second anniversary, 50 percent on the third anniversary, 25 percent on the fourth anniversary, and the remaining 25 percent on the fifth anniversary, as long as the recipient continues to be employed by the Company. The RSUs will become immediately vested if the Company is acquired or if the recipient dies or becomes disabled. If the recipient’s employment ceases for any other reason, the recipient’s right to shares of common stock subject to unvested RSUs will be automatically terminated. Once vested, the Company will issue one common share for each vested RSU. In the event the Company pays cash dividends prior to vesting, each RSU will have the right to receive additional RSUs with a value equal to the dividend that would have been received had the RSU been vested and the related share issued.

On June 9, 2009, the Committee approved a grant of RSUs to certain executive officers of the Company under the LTIP and the EIP as modified for fiscal 2010. The grant to the CEO was approved by the independent members of the Board of Directors on June 10, 2009 and the grants to the other executive officers became effective as of that date in accordance with the Committee’s resolutions. The RSUs vest 25 percent annually beginning on the first anniversary of the grant date. The table below identifies the RSUs granted to NEOs for fiscal 2010.

Name	FY10 EIP RSU

Peter Karmanos, Jr.	158,520
Laura L. Fournier	59,445
Robert C. Paul	72,655
Denise A. Starr	28,071
Paul A. Czarnik	21,136

Employee Benefits and Other Perquisites

Benefit Programs

The Company provides customary benefits such as medical, dental and life insurance and disability coverage to each NEO, which are also provided to all other eligible employees. The Company also provides vacation and other paid holidays to all employees, including the NEOs, which are comparable to those provided at similar companies.

Qualified Plans

Since 1986, the Company has maintained a qualified defined contribution plan known as the Employee Stock Ownership Plan, or “ESOP”, and 401(k) Salary Reduction Arrangement, or “401(k)”. All employees are eligible to participate immediately upon hire in the 401(k). The NEOs are eligible to contribute a portion of their salaries on a pre-tax basis to the 401(k). The Company does not provide any 401(k) match.

The Company occasionally makes discretionary contributions of Company stock to the ESOP. While the Company no longer contributes shares of Company stock to the accounts of the executive officers, the NEOs continue to hold shares in their ESOP accounts and from time to time receive a pro rata allocation of the value of partial shares and interest earnings accumulated by the plan administrator in the form of common shares. There have been no such allocations since November 26, 2007.

NEOs other than Mr. Karmanos, and other employees are also permitted to participate in the Company’s employee stock purchase plan under which employees can elect to have up to 10 percent of their compensation withheld to purchase Company stock at the close of the offering period selected from time to time by the Board. The value of the stock purchased in any calendar year cannot exceed $25,000 per employee. The purchase price is 95 percent of the fair market value on the last day of each offering period. The fair market value is determined as the closing market sales price on the market date immediately preceding the last day of the offering period. Mr. Karmanos has been permitted to purchase shares from the Company on the same terms, except for the tax benefit afforded to other employees, although he does not participate directly in the plan due to eligibility restrictions. During fiscal 2009, Mr. Karmanos purchased 6,124 shares under this arrangement.

Use of Automobile

Through January 31, 2009, the Company provided each NEO with the use of an automobile leased by the Company and also paid the cost of insurance and maintenance. Income is imputed to NEOs based on the cost of the vehicle. The Company does not provide the NEO with any salary gross up to cover the taxes payable by the NEO for this or any other perquisite. The auto lease benefit was terminated as of January 31, 2009 as part of corporate cost-cutting initiatives. Each NEO was provided the opportunity to buy the remaining lease contract directly from the leasing agent at fair market value. As of February 1, 2009, NEOs are responsible for the cost of their own vehicles.

Under a Motorsports Sponsorship Agreement between the Company and General Motors Corporation (the “GM Marketing Agreement”), GM provides the Company with the option to use up to four automobiles. Separate from the lease program described above, the CEO has been granted the use of an automobile under the GM Marketing Agreement. There is no incremental cost to the Company for this vehicle.

Other Perquisites

The NEOs are provided a limited number of perquisites in addition to benefits provided to our other employees. The purpose of these perquisites is to facilitate their access to work functions and personnel and encourage interactions among NEOs and others within professional, business and local communities. NEOs are provided perquisites such as tickets to the Company suite for sporting and special events and travel expenses for spouses to certain Company conferences. In addition the Company provides security personnel at the CEO’s residence. These perquisites are further discussed in footnote 5 to the Summary Compensation Table.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), restricts the deductibility of executive compensation paid to the Company’s CEO and certain other NEOs to not more than $1 million in annual compensation (including gains from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). The LTIP and some of the Company’s other option plans contain a shareholder-approved restriction on the number of options that may be granted which is intended to cause compensation realized in connection with the exercise of options granted under these plans to be exempt from the restriction on deductibility. In addition, the LTIP contains provisions that permit us to pay other performance-based compensation that would be exempt from restrictions on deductibility under Section 162(m) if properly structured. Some components of our compensation program result in payments that are subject to these restrictions on deductibility. However, the Compensation Committee has concluded that the effect on the Company’s results of operations from the limit on deductibility is not material and that it is appropriate to exceed the restrictions on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the best interests of the Company and its shareholders. The Committee is likely to continue to approve non-deductible compensation in appropriate circumstances.

Termination of Employment

Employment or Severance Arrangements

We have from time to time entered into severance arrangements with executives leaving the Company. None of the NEOs are employed pursuant to an employment contract, nor do we currently have a formal policy of providing salary and/or benefits continuation associated with either a change in control or termination of employment, with the exception of the provisions in our outstanding stock option grants that accelerate vesting upon death, disability or a change in control and the provisions of our EIP (which is subject to the LTIP) that provide prorated payment of Annual Cash Awards and accelerated payment of earned Long-Term Cash bonuses upon death or disability. Instead, such arrangements are made and structured based on circumstances prevailing at the time. We do not provide any tax gross-ups if the value of accelerated stock options exceed the limits in the Code relating to “golden parachute” payments.

Post-Retirement Consulting Agreement

On March 1, 2007, the Company entered into a post-retirement consulting agreement with its Chairman and Chief Executive Officer, Peter Karmanos, Jr. The purpose of this agreement is to effect a smooth transition of leadership upon Mr. Karmanos’ retirement and to allow the Company to take advantage of Mr. Karmanos’ special knowledge of the industry, the Company and our customers. The agreement with Mr. Karmanos is described below under “Potential Payments Upon Termination or Change in Control — Post-Retirement Consulting Agreement.” The agreement was reviewed and approved by the Compensation Committee and subsequently approved by the full Board.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

In accordance with its written charter adopted by the Board of Directors, the Compensation Committee assists the Board of Directors in determining and implementing compensation and benefit programs for executive officers and other employees of the Company.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” (“CD&A”) section of this proxy statement for the fiscal year ended March 31, 2009. Based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

By the Compensation Committee,
William O. Grabe
Dennis W. Archer
G. Scott Romney

Compensation Committee Interlocks and Insider Participation

Messrs Bedi, Grabe and Prowse served as the Compensation Committee until November 14, 2008. Mr. Prowse was an officer of the Company from 1992 to 1999. On November 17, 2008, Mr. Prowse entered into an Independent Contractor Agreement with the Company under which he is paid a fee at a daily rate of $2,500 to consult and advise the Company as needed on special projects, including but not limited to pricing strategies and other business and financial projects. The arrangement will continue until terminated by either party. The Company believes that Mr. Prowse’s long-standing association with our organization and culture, together with his strong financial background, allow him to provide substantial beneficial services to the Company as a dedicated resource that are greater than the services that his time commitment as a board member would permit. The Company paid Mr. Prowse $151,250 under this arrangement for services rendered during fiscal 2009.

As a result of this relationship, the Board determined that Mr. Prowse is no longer an independent director as defined under applicable NASDAQ rules. Consequently, Mr. Prowse resigned his position on the Compensation and Audit committees, as well as his chairmanship of the Nominating/Governance committee on November 14, 2008. Messrs. Archer, Grabe and Romney currently serve as the Compensation Committee of the Board and have served as such since November 14, 2008.

The Company employs the adult son of Mr. Romney as a sales executive. This individual, who does not reside with and is not supported financially by Mr. Romney, earned compensation for fiscal 2009 of $162,606, which is commensurate with his peers. Mr. Romney’s son is employed on an “at will” basis and compensated on the same basis as the Company’s other employees of similar function, seniority and responsibility without regard to his relationship with Mr. Romney.

Summary Compensation Table

The following table sets forth information concerning the compensation of (1) our Chief Executive Officer, (2) our Chief Financial Officer, (3) each of our three other most highly compensated executive officers for services rendered in fiscal 2009 who were serving as executive officers on March 31, 2009 and (4) one executive whose death occurred during fiscal 2009.

						Non-Equity
						Incentive	All
				Stock	Option	Plan	Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Peter Karmanos, Jr.	2009	1,200,000		49,270	1,367,320	0	193,474	2,810,064
Chairman of the Board	2008	1,050,000	1,200,000		669,280	2,220,750	169,177	5,309,207
& Chief Executive Officer	2007	999,475			1,001,837	1,200,000	70,846	3,272,158
Laura L. Fournier	2009	450,000		18,477	970,832	0	10,675	1,449,984
Chief Financial Officer	2008	450,000	600,000		260,528	951,750	24,252	2,286,530
	2007	441,667			289,637	540,000	22,051	1,293,355
Robert C. Paul	2009	550,000		22,582	1,145,272	0	13,595	1,731,449
President & Chief Operating	2008	437,500	600,000		421,619	898,875	25,372	2,383,366
Officer	2007	422,367			347,928	510,000	25,892	1,306,187
Denise A. Starr	2009	425,000			437,673	0	10,352	873,025
Chief Administrative	2008	405,000	225,000		133,435	423,000	24,570	1,211,005
Officer	2007	400,000			216,696	240,000	12,374	869,070
Paul A. Czarnik	2009	297,083			124,577	0	10,675	432,335
Chief Technology Officer
Christian J. Bockhausen(6)	2009	302,517			1,573,073	0	10,675	1,886,265
Chief Technology	2008	425,000	300,000		129,895	449,438	21,643	1,325,976
Officer	2007	406,250			199,657	255,000	14,747	875,654

(1)	Represents amounts paid and accrued to the NEOs as discretionary cash bonuses for fiscal 2008 performance. Two-thirds of these amounts were paid in May 2008. The remainder is deferred until April 2010 and will be paid only if the recipient meets the continuing employment condition for Long-Term Cash Bonuses described above.

(2)	Represents the compensation cost incurred by the Company during the fiscal year associated with RSU awards, calculated in accordance with SFAS 123R, excluding any forfeiture adjustments. The assumptions we used to calculate these amounts are discussed in Notes 1 and 15 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2009.

(3)	Represents the compensation cost incurred by the Company during the fiscal year associated with stock options calculated in accordance with SFAS 123R, excluding any forfeiture adjustments. The SFAS 123R amounts do not represent the amount of the benefit, if any, that the option holder may realize from the exercise of options. The assumptions we used to calculate these amounts are discussed in Notes 1 and 15 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2009.

(4)	The table below shows the component amounts of non-equity incentive payments made to the current NEOs and Mr. Bockhausen under the EIP based on fiscal 2009, 2008 and 2007 performance results. No Annual Cash Awards were paid for fiscal 2009 and no fiscal 2009 Long-Term Cash Bonuses were credited for deferred payment. The fiscal 2008 Annual Cash Award was paid in May 2008 to the current NEOs and payment of the fiscal 2008 Long-Term Cash Bonus is deferred until April 2010 and will be paid only if the recipient meets the continuing employment condition described above. The fiscal 2007 Annual Cash Award was paid in May 2007 and payment of the fiscal 2007 Long-Term Cash Bonus was paid in April 2009 to current NEO recipients who met the continuing employment condition described above. Under the provisions of the EIP, the Long-Term Cash Bonuses awarded for fiscal 2007 and 2008 performance were paid to Mr. Bockhausen’s estate, for which a payment of $334,812 was issued in December 2008.

		EIP Annual	EIP Long-Term
		Cash Award	Cash Bonus	Total
Name	Year	($)	($)	($)

Peter Karmanos, Jr.	2009	0	0	0
	2008	1,480,500	740,250	2,220,750
	2007	800,000	400,000	1,200,000
Laura L. Fournier	2009	0	0	0
	2008	634,500	317,250	951,750
	2007	360,000	180,000	540,000
Robert C. Paul	2009	0	0	0
	2008	599,250	299,625	898,875
	2007	340,000	170,000	510,000
Denise A. Starr	2009	0	0	0
	2008	282,000	141,000	423,000
	2007	160,000	80,000	240,000
Paul A. Czarnik	2009	0	0	0
Christian J. Bockhausen	2009	0	0	0
	2008	299,625	149,813	449,438
	2007	170,000	85,000	255,000

(5)	All Other Compensation includes amounts for perquisites such as use of automobiles, insurance and maintenance; tickets to the Company suite for sporting and special events; travel expenses for spouses to certain Company conferences and events; personal security services for the CEO; and for other benefits, such as pro rata interest allocation in the Company ESOP and discount purchases of common stock under the terms of the employee stock purchase plan, or “ESPP.” Perquisites have been valued for purposes of these tables on the basis of 100 percent of the aggregate incremental cost to the Company.

All Other Compensation in fiscal 2009 for Mr. Karmanos includes $176,356 for security services at his residence.

(6)	Mr. Bockhausen passed away on December 16, 2008. Mr. Czarnik replaced Mr. Bockhausen as Chief Technology Officer.

Grants of Plan-Based Awards

The following table shows both the range of cash awards that could have been earned and the actual equity awards granted to the Named Executive Officers and Mr. Bockhausen during fiscal 2009.

					All other	All other
					Stock	Option
					Awards:	Awards:	Exercise		Grant
					Number of	Number of	or Base	Closing	Date Fair
		Estimated Future Payouts Under			Shares of	Securities	Price of	Market	Value of
		Non-Equity Incentive Plan Awards(1)			Stock or	Underlying	Option	Price on	Stock and
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Grant Date	Option
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)(4)	($/Sh)	Awards(5)

Peter Karmanos, Jr.	04-17-2008					500,000	7.85	7.69	2,142,000
	11-06-2008				104,986			6.03	620,467
		900,000	3,600,000	5,400,000
Laura L. Fournier	04-17-2008					500,000	7.85	7.69	2,142,000
	11-06-2008				39,370			6.03	232,677
		337,500	1,350,000	2,025,000
Robert C. Paul	04-17-2008					500,000	7.85	7.69	2,142,000
	11-06-2008				48,118			6.03	284,377
		412,500	1,650,000	2,475,000
Denise A. Starr	04-17-2008					200,000	7.85	7.69	856,800
	09-02-2008					42,500	11.43	11.56	274,108
		159,375	637,500	956,250
Paul A. Czarnik	04-17-2008					50,000	7.85	7.69	214,200
	09-02-2008					29,500	11.43	11.56	192,175
		110,625	442,500	663,750
Christian J. Bockhausen	04-17-2008					200,000	7.85	7.69	856,800
	09-02-2008					42,500	11.43	11.56	276,862
		159,375	637,500	956,250

(1)	Amounts shown in the table represent potential amounts that could have been earned under the EIP for performance in fiscal 2009. There were no bonuses paid under the EIP for fiscal 2009. For more information regarding the corporate goals for 2009, see “Compensation Discussion and Analysis.”

(2)	These RSUs vest as follows: zero percent on the first anniversary of the grant date, zero percent on the second anniversary, 50 percent on the third anniversary, 25 percent on the fourth anniversary, and the remaining 25 percent on the fifth anniversary, as long as the recipient continues to be employed by the Company. The RSUs will become immediately vested if the Company is acquired or if the NEO recipient dies or becomes disabled. If the recipient’s employment ceases for any other reason, the recipient’s right to shares of common stock subject to unvested RSUs will be automatically terminated. Once vested, the Company will issue one common share for each vested RSU. In the event the Company pays cash dividends prior to vesting, each RSU will have the right to receive additional RSUs with a value equal to the dividend that would have been received had the RSU been vested and the related share issued.

(3)	For the options granted on April 17, 2008, thirty percent of the options become exercisable on each of the first and second anniversary of the date of grant, and 40 percent of the options vest on the third anniversary of the date of grant.

For the options granted on September 2, 2008, fifty percent of the options become exercisable on the third anniversary of the date of grant, and 25 percent of the options vest on each of the fourth and fifth anniversaries of the date of grant.

The options expire ten years after the date of grant and become 100 percent exercisable in the event of death, disability or a change in control.

(4)	All options granted in fiscal 2009 have an exercise price equal to the grant date fair market value, as defined in the LTIP (the closing sale price on the trading date immediately preceding the grant date).

(5)	The assumptions we used to calculate the amounts shown are in accordance with SFAS 123R as discussed in Notes 1 and 15 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

The fair value for each RSU is calculated based on the grant date fair market value, as defined in the LTIP (the closing sale price on the trading date immediately preceding the grant date).

Outstanding Equity Awards at Fiscal Year End

The following table shows all outstanding equity awards held by the Named Executive Officers and Mr. Bockhausen as of March 31, 2009. Due to his death on December 16, 2008, the option expiration dates for Mr. Bockhausen have been adjusted in accordance with the terms of his option agreements.

	Option Awards						Stock Awards
	Number of		Number of
	Securities		Securities				Number of	Market Value
	Underlying		Underlying				Shares or	of Shares or
	Unexercised		Unexercised		Option		Units of Stock	Units of Stock
	Options		Options		Exercise	Option	That Have Not	That Have Not
	(#)		(#)		Price	Expiration	Vested	Vested
Name	Exercisable(1)		Unexercisable(1)		($)	Date	(#)	($)

Peter Karmanos, Jr.	640,000				17.8130	04-08-2009
	280,000				9.5000	05-26-2010
	6,140	(2)			9.0000	03-16-2011
	3,000,000	(3)			9.2100	04-09-2011
	380,000				9.2100	04-09-2011
	570,000				6.9600	05-22-2012
	95,000				3.4250	04-02-2013
	72,889		24,296		7.4700	04-01-2014
	97,186		97,184		7.2450	06-22-2015
			200,000		7.2800	08-22-2016
			210,000		9.4000	11-08-2017
			500,000	(4)	7.8500	04-17-2018
	—		—		—	—	104,986	691,858
Laura L. Fournier	112,000				17.8130	04-08-2009
	52,500				9.5000	05-26-2010
	691	(2)			9.0000	03-16-2011
	275,000	(3)			9.2100	04-09-2011
	55,000				9.2100	04-09-2011
	120,000				6.9600	05-22-2012
	32,500				3.4250	04-02-2013
	25,320		8,439		7.4700	04-01-2014
	40,000		40,000		7.2450	06-22-2015
			90,000		7.2800	08-22-2016
			90,000		9.4000	11-08-2017
			500,000	(4)	7.8500	04-17-2018
	—		—		—	—	39,370	259,448
Robert C. Paul	250,000				7.7300	03-01-2014
	30,000		10,000		7.4700	04-01-2014
	40,920		40,920		7.2450	06-22-2015
			85,000		7.2800	08-22-2016
			85,000		9.4000	11-08-2017
			500,000	(4)	7.8500	04-17-2018
	—		—		—	—	48,118	317,098
Denise A. Starr	146,670				17.8130	04-08-2009
	579	(2)			9.0000	03-16-2011
	250,000	(3)			9.2100	04-09-2011
	61,000				9.2100	04-09-2011
	13,044		4,347		7.4700	04-01-2014
			20,000		7.2450	06-22-2015
			40,000		7.2800	08-22-2016
			40,000		9.4000	11-08-2017
			200,000	(4)	7.8500	04-17-2018
			42,500		11.4300	09-02-2018

	Option Awards						Stock Awards
	Number of		Number of
	Securities		Securities				Number of	Market Value
	Underlying		Underlying				Shares or	of Shares or
	Unexercised		Unexercised		Option		Units of Stock	Units of Stock
	Options		Options		Exercise	Option	That Have Not	That Have Not
	(#)		(#)		Price	Expiration	Vested	Vested
Name	Exercisable(1)		Unexercisable(1)		($)	Date	(#)	($)

Paul A. Czarnik	10,700				17.8130	04-08-2009
	5,225				9.5000	05-26-2010
	35,000	(3)			9.2100	04-09-2011
	5,745				9.2100	04-09-2011
	6,437				6.9600	05-22-2012
	4,304				3.4250	04-02-2013
	3,303		1,101		7.4700	04-01-2014
	4,809		4,808		7.2450	06-22-2015
			10.579		7.2800	08-22-2016
			10.579		9.4000	11-08-2017
			50,000	(4)	7.8500	04-17-2018
			29,500		11.4300	09-02-2018
Christian J. Bockhausen	44,800				17.8130	04-08-2009
	20,000				9.5000	04-15-2009
	2,193	(2)			9.0000	12-16-2009
	250,000	(3)			9.2100	12-16-2009
	33,000				9.2100	12-16-2009
	120,000				6.9600	12-16-2009
	16,250				3.4250	12-16-2009
	16,624				7.4700	12-16-2009
	35,000				7.2450	12-16-2009
	42,500				7.2800	12-16-2009
	42,500				9.4000	12-16-2009
	200,000				7.8500	12-16-2009
	42,500				11.4300	12-16-2009

(1)	Unless otherwise noted, 50 percent of the options become exercisable on the third anniversary of the date of grant, and 25 percent of the options vest on each of the fourth and fifth anniversaries of the date of grant. The options become 100 percent exercisable in the event of death, disability or a change in control. The options expire ten years after the date of grant.

(2)	100 percent of the options became exercisable on June 30, 2001.

(3)	12.5 percent of the options became exercisable every six months for a period of four years.

(4)	Thirty percent of the options become exercisable on each of the first and second anniversary of the date of grant, and 40 percent of the options vest on the third anniversary of the date of grant. The options become 100 percent exercisable in the event of death, disability or a change in control. The options expire ten years after the date of grant.

Option Exercises

The following table sets forth information concerning stock options exercised during fiscal 2009 by each of the Named Executive Officers and Mr. Bockhausen.

	Option Awards
	Number of Shares
	Acquired on	Value Realized
	Exercise	on Exercise
Name	(#)	($)

Peter Karmanos, Jr.	0	0
Laura L. Fournier	0	0
Robert C. Paul	0	0
Denise A. Starr	29,250	136,192
Paul A. Czarnik	0	0
Christian J. Bockhausen	0	0

Potential Payments Upon Termination or Change in Control

Option Acceleration

We have not entered into employment or severance agreements with any of the current NEOs. However, each of the NEOs have unvested options that would immediately become exercisable due to their death or permanent disability or if we were acquired by a third party. Mr. Bockhausen held 349,156 options at the time of his death that accelerated pursuant to this provision. All of the unvested options held by the other NEOs have an exercise price exceeding $6.59, the closing market price on March 31, 2009.

Post-Retirement Consulting Agreement

On March 1, 2007, we entered into a post-retirement consulting agreement with our Chairman and Chief Executive Officer, Peter Karmanos, Jr. Upon retirement as Chairman and Chief Executive Officer on a date to be determined by the Company and Mr. Karmanos, Mr. Karmanos will continue to be employed by the Company in a consulting role and will be entitled to receive: (i) one year’s salary at the amount in effect on his retirement date, payable over a four-year period, or $300,000 each year for four years, whichever is greater, referred to as the “Salary Payment”; and (ii) earned bonuses under the Company’s EIP. In addition, his existing stock options will continue to vest in accordance with their terms. During the four-year term of the agreement, Mr. Karmanos will also be eligible to continue to participate in all the Company’s benefit plans and will continue to receive an office, administrative support, use of an automobile and reimbursement for all business-related expenses. If Mr. Karmanos’ employment had terminated on March 31, 2009, he would have been entitled to an annual salary of $300,000 for four years, payable in equal monthly installments, beginning April 30, 2009; and earned bonuses of $400,000 in April 2010 (Discretionary Cash Bonus from fiscal 2008) and $740,250 in April 2010 (Long-Term Cash Bonus from fiscal 2008). In addition, we estimate the cost of allowing his continued participation in our benefit plans, providing an office and the other additional benefits listed above during the four-year period to be approximately $12,026 per year.

The agreement also provides for similar benefits if the agreement is terminated under certain circumstances as follows:

Termination Event	Benefits To Be Paid

By the Company without cause or by Mr. Karmanos with cause
•  Remaining Salary Payment due over the remaining term, payable in equal monthly installments (as if termination has not occurred)

•   Bonuses earned through termination date

•   Other benefits provided in the Agreement through the remaining term

•  Previously granted unvested stock options become immediately exercisable

Termination by Mr. Karmanos without cause
•   Salary Payment due through the date of termination

•   Bonuses earned through termination date

•  Previously granted vested stock options are exercisable in accordance with the Company’s stock option plans and related option agreements

Termination due to death or dis-ability of Mr. Karmanos
•  Remaining Salary Payment due over the remaining term, paid in a lump sum

•  Participation by his spouse for 24 months at Company expense in the Company’s medical, dental, vision and hospitalization plans

•  Previously granted unvested stock options become immediately exercisable in accordance with the Company’s stock option plan and related option agreements

The Company’s obligations terminate if the Company terminates the agreement due to Mr. Karmanos’ illegal conduct or gross misconduct that is materially damaging to the Company. Mr. Karmanos may terminate the agreement (1) upon the Company’s breach of any material provision of the agreement that remains uncured for 10 days following notice of the breach; (2) if the Company’s principal office is relocated outside the Detroit, Michigan metropolitan area; or (3) if the Company fails to pay any amounts due under the agreement. Mr. Karmanos is required during the term of the agreement to continue to comply with the provisions of our standard employee agreement, which requires that he keep the Company’s confidential information confidential and that he comply with the Company’s employee Code of Conduct. He will also be prohibited under the standard employee agreement, during the term of the consulting agreement and for one year thereafter, from competing with the Company, soliciting the Company’s clients and soliciting or recruiting our employees.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Officers, directors and greater-than-10 percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us during or with respect to fiscal 2009, or written representations that no Form 5 was required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10 percent beneficial owners were met during fiscal 2009, with the exception of the following late filings: (1) one late Form 4 filed by Mr. Grabe to report the grant of Deferred Compensation Units and (2) one late Form 5 filed by Mr. Karmanos to report the correction of two erroneously reported 1999 transactions.

Related-Party Transactions

The approval of transactions between the Company and its executive officers and directors, such transactions are subject to the limitations on conflicts of interest contained in the Company’s Codes of Conduct. To the extent any such transactions are proposed, they are subject to approval by the Audit Committee of the Board of Directors in accordance with the Audit Committee’s charter, applicable law and applicable NASDAQ rules, which require that any such transactions required to be disclosed in the Company’s proxy statement be approved by a committee of independent directors of the Company’s Board of Directors.

In fiscal 2009, we paid a total of $1,429,906 in ticket, advertising and suite license fees to certain major and minor league sports venues, including arenas and teams located in Raleigh, North Carolina; Plymouth, Michigan and Ft. Myers, Florida. These arenas and teams are owned, managed or controlled by entities owned and controlled by interests of Peter Karmanos, Jr., our Chairman of the Board and CEO, namely Compuware Sports Corporation (“CSC”), the Carolina Hurricanes and Gale Force Sports & Entertainment, LLC (“GFSE”). This amount includes approximately $840,000 we paid to CSC under a Promotion Agreement dated September 8, 1992, which requires CSC to undertake certain promotional activities on behalf of the Company. The Promotion Agreement automatically renews for successive one-year terms, unless terminated by either party with 60 days notice. The total amount also includes approximately $250,000 we paid to GFSE under an Advertising Agreement, dated December 1, 1996, which includes the right to name the Plymouth, Michigan arena “Compuware Arena” and the placement of fixed advertising in and about the arena. The Advertising Agreement will terminate on November 30, 2016.

Expense of Soliciting Proxies

We will bear the expense of Internet web site hosting and soliciting proxies, including the cost of preparing, printing and mailing the Notice of Internet Availability of Proxy Materials, the Notice of the 2009 Annual Meeting of Shareholders, the Proxy Statement, the 2009 Annual Report and the accompanying proxy card. These materials are being sent to brokers, nominees and other shareholders of record by U.S. mail or by electronic mail if so requested, and to employees who are shareholders by internal electronic mail. The Notice of the 2009 Annual Meeting of Shareholders, the Proxy Statement and the 2009 Annual Report will be available to view on the Internet web site. Each shareholder may request that copies of these materials and an accompanying proxy card be distributed to them directly either by U.S. mail or by electronic mail.

We may supplement our solicitation of proxies by mail with personal interview, telephone or facsimile solicitation by our directors, officers and other regular employees. We will not pay any special compensation to them for these services. We have also retained Georgeson Shareholder Communications, Inc. to assist in our solicitation of proxies, at an approximate cost of $8,500, plus reasonable expenses. We will request that brokers, nominees and other similar record-holders forward proxy material to the beneficial owners of our common shares, and we will reimburse them upon request for their reasonable expenses incurred in forwarding such material.

SHAREHOLDER PROPOSALS AND
DIRECTOR NOMINATIONS FOR 2010 ANNUAL MEETING OF SHAREHOLDERS

Proposals of shareholders that are intended to be presented at our 2010 Annual Meeting of Shareholders must be received by our Secretary at our offices, One Campus Martius, Detroit, Michigan 48226, no later than March 18, 2010 to be considered for inclusion in our Proxy Statement and proxy card relating to that meeting. In addition, our bylaws provide that, in order for a shareholder proposal or nomination to be properly brought before the 2010 Annual Meeting, we must receive written notice of such proposal or nomination and the information required by the bylaws on or before May 26, 2010. If the date for the 2010 Annual Meeting of Shareholders is significantly different than the first anniversary of the 2009 Annual Meeting of Shareholders, the bylaws and SEC rules provide for an adjustment to the notice periods described above. All proposals for director-nominees or matters to be considered and voted upon by shareholders at the meeting, whether intended to be included in the Company’s proxy or not, should be sent by certified mail, return receipt requested and should satisfy the applicable informational requirements contained in the Company’s bylaws and the rules of the SEC. We expect the persons named as proxies for the 2010 Annual Meeting of Shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a shareholder who does not provide us with written notice of such proposal complying with the applicable requirements on or before such date.

C 1234567890

MR ANDREW SAMPLE 1234 AMERICA DRIVE ANYWHERE, IL 60661
IMPORTANT ANNUAL SHAREHOLDERS’ MEETING INFORMATION — YOUR VOTE COUNTS!

Compuware Annual Meeting Notice & Admission Ticket	C0123456789	12345

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on August 25, 2009
Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

www.investorvote.com/CPWR

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
 When you go online to view materials, you can also vote your shares.
Step 1: Go to www.investorvote.com/CPWR.
Step 2: Click the View button(s) to access the proxy materials.
Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

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<STOCK#>            012I5B

Compuware Annual Meeting Notice & Admission Ticket

This is a notice to you that Compuware’s Annual Meeting of Shareholders will be held on August 25, 2009, at Compuware headquarters, One Campus Martius, Detroit, MI 48226, at 3:00 p.m. Eastern time to consider and act upon the following matters:
1.	Election of Directors. Dennis W. Archer Gurminder S. Bedi William O. Grabe William R. Halling Peter Karmanos, Jr. Faye Alexander Nelson Glenda D. Price W. James Prowse G. Scott Romney

2.	The ratification of the appointment of Deloitte & Touche LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2010.

3.	A non-binding resolution to ratify the Rights Agreement, dated October 25, 2000, as amended.

4.	Such other business as may properly come before the meeting.
The Board of Directors recommends that you vote FOR the listed nominees and the proposals.
PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to the Compuware 2009 Annual Meeting
The entrance for Compuware visitor parking is on Farmer Street between Monroe Street and Gratiot Avenue. Once you have parked, please take the elevator down to Farmer Street (ground) level. Cross the street to the Farmer Street entrance of the Compuware building, and make your way to the registration desk.
For directions to Compuware’s headquarters, go to www.compuware.com/hqdirections.
Due to space configurations at our headquarters, it may be necessary for us to use an additional conference room to accommodate all shareholders who wish to attend.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before August 15, 2009, to facilitate timely delivery.

Here’s how to order a copy of the proxy materials:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or e-mail options below.

E-mail copies: Current and future e-mail delivery requests must be submitted via the Internet following the instructions below. If you request an e-mail copy of current materials, you will receive an e-mail with a link to the materials.

PLEASE NOTE: You must use the numbers in the shaded bar on the reverse side when requesting a set of proxy materials.

→ Internet – Go to www.investorvote.com/CPWR. Follow the instructions to log in and order a paper or e-mail copy of the current meeting materials.

→ Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting.

→ E-mail – Send e-mail to investorvote@computershare.com with “Proxy Materials Compuware” in the subject line. Include in the message your full name and address, plus the three numbers located in the shaded bar on the reverse, and state in the e-mail that you want a paper copy of current meeting materials.

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MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Admission Ticket

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, seven days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern time, on August 24, 2009.

Vote by Internet
•	Log on to the Internet and go to www.investorvote.com/CPWR
•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 and 3.

1.	The election of nine directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified.									+
		For	Withhold		For	Withhold		For	Withhold
	01 - Dennis W. Archer	☐	☐	02 - Gurminder S. Bedi	☐	☐	03 - William O. Grabe	☐	☐
	04 - William R. Halling	☐	☐	05 - Peter Karmanos, Jr.	☐	☐	06 - Faye Alexander Nelson	☐	☐
	07 - Glenda D. Price	☐	☐	08 - W. James Prowse	☐	☐	09 - G. Scott Romney	☐	☐

For	Against	Abstain		For	Against	Abstain
2.     The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2010.
☐	☐	☐	3. A non-binding resolution to ratify the Rights Agreement, dated October 25, 2000, as amended.	☐	☐	☐
In their discretion, the Proxy is also authorized, to the extent permitted by law, to vote on any and all other matters as may properly come before the meeting, including the authority to vote to adjourn the meeting. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to said stock, and hereby ratifies and confirms all that the Proxy named herein and their substitutes, or any of them, may lawfully do by virtue hereof. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement, both dated July 16, 2009, and the 2009 Annual Report.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

		Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.
<STOCK #>                     01213B

2009 Annual Meeting Admission Ticket
Compuware Corporation Shareholders
August 25, 2009, 3:00 p.m. Eastern time
Compuware Headquarters
One Campus Martius
Detroit, MI 48226
Upon arrival, please present this admission ticket
and photo identification at the registration desk.
This ticket admits only the shareholder listed
on the reverse side of this card and is not transferable.
The entrance for Compuware visitor parking is on Farmer Street between Monroe Street and Gratiot Avenue. Once you have parked, please take the elevator down to the Farmer Street (ground) level. Cross the street to the Farmer Street entrance of the Compuware building, and make your way to the registration desk.
Dear Shareholder:
This proxy card relates to the 2009 Annual Meeting of Shareholders of Compuware Corporation. Also enclosed are Compuware Corporation’s Notice of the Annual Meeting, Proxy Statement and 2009 Annual Report.
Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.
Please mark the box on this proxy card to indicate how your shares should be voted. Then sign the card and return it in the enclosed postage-paid envelope. You may also vote your shares by Internet or telephone by following the instructions on the reverse side of this card, or in person by attending the meeting.
Thank you in advance for your prompt consideration of this matter.
Sincerely,
Compuware Corporation
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Compuware Corporation	+

PROXY SOLICITED BY BOARD OF DIRECTORS
The Signatory hereby appoints as Proxy Daniel S. Follis, Jr. or Laura L. Fournier, and either of them, with power of substitution, to vote the shares of Common Stock that the Signatory is entitled to vote at the Annual Meeting of Shareholders of Compuware Corporation, to be held on August 25, 2009 and at any adjournment(s) thereof.
The Proxies will vote your shares in accordance with your directions on this card. If you do not indicate your choice on this card, by Internet or telephone, this proxy card, when properly executed, will be voted (a) FOR all the nominees for director as listed in Proposal 1, (b) FOR ratification of the appointment of the independent registered public accounting firm, and (c) FOR the non-binding resolution to ratify the Rights Agreement, dated October 25, 2000, as amended. The proxy will also vote in their discretion with respect to any and all other matters brought before the meeting to the extent permitted by applicable law.
PLEASE VOTE, DATE AND SIGN, AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+